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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
       Date of report (Date of earliest event reported) September 27, 2002

Commission         Registrant, State of Incorporation,         I.R.S. Employer
File Number           Address, and Telephone Number           Identification No.
-----------       --------------------------------------      ------------------
 000-32503               PSEG ENERGY HOLDINGS INC.                22-2983750
                        (A New Jersey Corporation)
                            80 Park Plaza -T22
                       Newark, New Jersey 07102-4194
                                973 456-3581

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

Item 5. Other Events

      This Current Report on Form 8-K ("Report") is limited to the reclassification of financial statements of PSEG Energy Holdings, Inc to reflect certain businesses as discontinued operations and its impacts upon management's discussion and analysis, the financial statements and the related notes, and the selected financial data as originally reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001. NO ATTEMPT HAS BEEN MADE IN THIS FORM 8-K TO MODIFY OR UPDATE OTHER DISCLOSURES AS PRESENTED IN THE ORIGINAL FORM 10-K EXCEPT AS REQUIRED TO REFLECT THE EFFECTS OF THE DISCONTINUED OPERATIONS DESCRIBED BELOW.

      As previously disclosed in our Form 10-Q for the quarter ended June 30, 2002, we intend to exit the businesses of PSEG Energy Technologies Inc. and PSEG Global Inc.'s interest in Tanir Bavi, an electric generation facility in India. Our second quarter Form 10-Q, previously filed with the Securities and Exchange Commission, reflects such businesses as discontinued operations. This Report updates our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 to conform such filing to the presentation of discontinued operations reported in our second quarter Form 10-Q. Accordingly, this Report revises information previously reported in our 2001 Annual Report on Form 10-K in Item
6. Selected Financial Data, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, Item 8. Financial Statements and Supplementary Data, and Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K to reflect the aforementioned businesses as discontinued operations.

      In conjunction with filing this Report, our Chief Executive Officer and our Chief Financial Officer have performed the procedures necessary to evaluate the effectiveness of our disclosure controls and procedures, as required by
Section 302(a)(4)(c) of the Sarbanes-Oxley Act of 2002. Based on this evaluation, we believe that our disclosure controls and procedures to update our 2001 Form 10-K as described in Item 5 of this Report, are effective in that they provide reasonable assurance that material information is made known so that it may included in the Report.

      Such Officers do no believe there have been significant changes in internal controls or in other factors since September 27, 2002 that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----

UPDATES TO ORIGINAL FORM 10-K

PART II

Item 6.    Selected Financial Data.........................................  1

Item 7.    Management's Discussion and Analysis of Financial
             Condition and Results of Operations...........................  2

           Overview and Future Outlook.....................................  2

           Results of Operations...........................................  4

           Liquidity and Capital Resources.................................  9

           Capital Requirements............................................ 13

           Disclosures about Contractual Obligations and
             Commercial Obligations........................................ 14

           Off-Balance Sheet Arrangements.................................. 15

           Discussion of Critical Accounting Policies...................... 15

           Environmental Matters........................................... 17

           Accounting Issues............................................... 19

           Forward Looking Statements...................................... 19

Item 7A.   Qualitative and Quantitative Disclosures About Market Risk...... 20

Item 8.    Financial Statements and Supplementary Data..................... 20

           Consolidated Financial Statements............................... 21

           Notes to Consolidated Financial Statements...................... 26

           Financial Statement Responsibility.............................. 58

           Independent Auditors' Report.................................... 59

PART IV

Item 14.   Exhibits, Financial Statement Schedules and
             Reports on Form 8-K........................................... 60

ITEM 6: SELECTED FINANCIAL DATA

      The following table sets forth our summary selected historical consolidated financial data. The historical consolidated financial data as of December 31, 2001 and 2000 and for the three years ended December 31, 2001 have been derived from our audited financial statements included herein. The historical consolidated financial data as of December 31, 1999, 1998 and 1997 and for the two years ended December 1998, has been derived from audited financial statements not included herein. The information set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Conditional and Results of Operations (MD&A) and the Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements.

Data in Millions except ratios                       Years Ended December 31,
                                          -------------------------------------------------
                                           2001       2000       1999       1998      1997
                                          ------     ------     ------     ------    ------
Operating Data: (A)
Total Revenues ......................      $612       $444       $476       $362       $316
Total Operating Expenses ............       181        142        212        167        163
Interest, Net of Capitalized Interest       180        134         94         90         70
Taxes ...............................        61         49         69         32         30
Loss from discontinued operations ...        (9)        (9)        (2)        (3)        (7)
Loss on Early Extinguishment of Debt         (2)        --         --         --         --
Cumulative Effect of a Change in
Accounting Principle--(Loss) Gain (B)         9         --         --         --         --
Net Income (Loss) ...................       183        114        108         69         48
Preferred Stock Dividends (C) .......        22         24         25         17          1
Earnings Available to PSEG ..........      $161       $ 90       $ 83       $ 52       $ 47

                                                     Years Ended December 31,
                                          -------------------------------------------------
                                           2001       2000       1999       1998      1997
                                          ------     ------     ------     ------    ------
Balance Sheet Data: (A)
Total Assets ........................    $7,440     $5,197     $4,116     $3,172     $3,024
Total Liabilities ...................     1,820      1,267      1,040        962      1,003
Total Capitalization
   Debt (D) .........................     3,396      2,181      1,701        968      1,236
   Common Equity (C) ................     1,715      1,240        866        733        710
   Preferred Equity (C) .............       509        509        509        509         75
                                         ------     ------     ------     ------     ------
Total Stockholder's Equity ..........     2,224      1,749      1,375      1,242        785
                                         ------     ------     ------     ------     ------
Total Capitalization ................    $5,620     $3,930     $3,076     $2,210     $2,021

                                                     Years Ended December 31,
                                          -------------------------------------------------
                                           2001       2000       1999       1998      1997
                                          ------     ------     ------     ------    ------
Other Data: (A)
Earnings Before Interest and
Taxes (EBIT)(E) .....................    $   426     $ 306     $   273     $ 195     $   155
Cash Flows from:
   Operating ........................    $   379     $ 240     $   291     $ 205     $   160
   Investing ........................     (1,717)     (855)     (1,157)     (313)     (1,021)
   Financing ........................      1,376       589         902       105         723

                                                     Years Ended December 31,
                                          -------------------------------------------------
                                           2001       2000       1999       1998      1997
                                          ------     ------     ------     ------    ------
Earnings to Fixed Charges (F) .........    1.7x       2.0x       3.4x       2.6x      1.9x
EBIT to Interest Expense (E) (G) ......    2.4x       2.3x       2.9x       2.2x      2.2x
EBITDA to Interest Expense (H) (G) ....    2.5x       2.5x       3.1x       2.5x      2.4x
Consolidated Debt to Capitalization (D)     60%        55%        55%        44%       61%
Consolidated Recourse Debt to Recourse
Capitalization (I) ....................     53%        50%        50%        38%       56%

(A) In the second quarter of 2002 we adopted a plan to sell our interests in Tanir Bavi and Energy Technologies. The results of operations of these entities are presented as discontinued operations for all periods in the summary consolidated financial data.

(B) In 2001, we adopted SFAS 133 "Accounting for Derivative Instruments and Hedging Activities."

(C) All outstanding preferred and common stock is owned by PSEG.

(D) Includes all recourse debt and debt that is non-recourse to Global, Resources, Energy Technologies and Energy Holdings which is consolidated on the balance sheet.

(E) EBIT includes operating income plus other income less minority interest. For this ratio, interest expense is net of capitalized interest of $16 million, $21 million, $8 million, $1 million and $5 million for the years ended December 31, 2001, 2000, 1999, 1998, and 1997, respectively.

(F) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this ratio, earnings include net income before income taxes and all fixed charges (net of capitalized interest) and exclude non-distributed income from investments in which Energy Holdings' subsidiaries have less than a 50% interest. Fixed charges include interest expense, expensed or capitalized, amortization of premiums, discounts or capitalized expenses related to indebtedness and an estimate of interest expense included in rental expense.

(G) Information concerning EBIT and EBITDA is presented here not as a measure of operating results, but rather as a measure of ability to service debt. In addition, EBIT and EBITDA may not be comparable to similarly titled measures by other companies. EBITDA should not be construed as an alternative to operating income or cash flow from operating activities, each as determined according to generally accepted accounting principles. Although we are not required to meet minimum EBIT or EBITDA to interest charges tests as part of our debt covenants, we use these measures in our financial and business planning process to provide reasonable assurance that our forecasts will provide adequate interest coverage to maintain or improve our target credit ratings.

(H) EBITDA includes operating income plus other income plus depreciation and amortization less minority interest. For this ratio, interest expense is net of capitalized interest as noted above.

(I) Excludes consolidated debt that is non-recourse to Global, Resources, Energy Technologies and Energy Holdings of $909 million, $420 million, $302 million, $220 million and $232 million as of December 31, 2001, 2000, 1999, 1998 and 1997, respectively.

ITEM 7: MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Energy Holdings

      This discussion should be read in conjunction with the Consolidated Financial Statements and related notes of PSEG Energy Holdings Inc. (Energy Holdings). Unless the context otherwise indicates, all references to "Energy Holdings," "we," "us" or "our" herein mean PSEG Energy Holdings Inc. and its consolidated subsidiaries. We participate in three energy-related reportable segments through our wholly-owned subsidiaries: PSEG Global Inc. (Global), PSEG Resources Inc. (Resources) and PSEG Energy Technologies Inc. (Energy Technologies). Our objective is to pursue investment opportunities in the rapidly changing worldwide energy markets. Global focuses on the operating segment of the electric industries and Resources seeks to make financial investment in these industries. Effective June 30, 2002, we announced our intention to sell the businesses of Energy Technologies, an energy management company and one of Global's investments, Tanir Bavi, an electric generation facility in India. The Consolidated Statements of Operations for the quarter and six months ended June 30, 2002, the Consolidated Balance Sheet as of June 30, 2002, and the Statement of Cash Flows for the six months ended June 30, 2002 reflected these businesses as discontinued operations. The Consolidated Statements of Income and the Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000, and 1999, and the Consolidated Balance Sheets as of December 31, 2001, and 2000, and related Notes for all periods have been restated, where applicable, to reflect the heating, ventilating and air conditioning (HVAC) and asset management businesses of Energy Technologies and the Tanir Bavi facility as discontinued operations.

Overview and Future Outlook

      The electric and gas utility industries in the United States and around the world continue to experience significant change. Deregulation, restructuring, privatization and consolidation are creating opportunities for us. At the same time, competitive pressures are increasing.

      We are a major part of Public Service Enterprise Group Incorporated (PSEG's) growth strategy. In order to achieve this strategy, Global will focus on generation and distribution investments within targeted high-growth regions. Resources will utilize its market access, industry knowledge and transaction structuring capabilities to expand its energy-related financial investment portfolio. Resources' assets generate cash flow and earnings in the near term, while investments at Global generally have a longer time horizon before achieving expected cash flow and earnings. Also, Resources' passive lower-risk assets serve to balance the higher risk associated with operating assets at Global. Global's more recent activities have been concentrated on developing generation internationally and in acquiring distribution businesses, principally in South America, that have been privatized by the local governments. As Global has grown, its objective has evolved from being a minority or equal partner to seeking to be the majority or sole owner of many of its investments. Global's business depends on the ability to negotiate or obtain favorable prices and terms for the output of its generating facilities nationally and internationally, and to obtain favorable governmental and regulatory treatment for its distribution assets in foreign countries. Global undertakes investments where the expected return is commensurate with the market, regulatory, international and currency risks that are inherent with its investments. Since these risks are priced in the original investment decision, to the extent that market, regulatory international or currency conditions evolve differently than originally forecasted, the investment performance of Global's assets will differ from the expected performance. Thus, the expected investment returns from Global's projects are priced to produce relatively high returns to compensate for the high level of risk associated with this business.

      Since Global operates in foreign countries, it may also be affected by changes in foreign currency exchange rates versus the US Dollar. Generally, revenues associated with rate regulated distribution assets in relatively limited competitive environments are more stable and predictable than revenues from generation assets. Global's revenue includes its share of the net income from joint ventures recorded under the equity method of accounting and consolidated revenues from its majority-owned subsidiaries.

      Future revenue growth will be partially offset by the reduction of revenue, anticipated in 2002 from certain generation facilities in California and Texas due to lower energy prices, and distribution facilities in Argentina due to the current economic, political and social crisis. Global has investment exposure of $632 million in four distribution companies and two generation plants in Argentina. For a further discussion of the California power market, see "California Power Market." For further discussion of the Argentine economic crisis and our $632 million investment exposure, see "Argentine
Economic Crisis." For further discussion of the Texas power market, see "Business Environment."

      Resources invests in energy-related financing transactions, principally leveraged leases. Revenues from Resources' existing leveraged lease investments are based upon fixed rates of return. As such, it is designed to produce predictable earnings at reasonable levels with relatively low risk. The modest risks faced by Resources are the credit risk of its counterparties and changes of substantive tax law. Resources' revenues in the future are expected to be earned primarily from energy-related leveraged leases with a decrease in contribution from leveraged buyout funds, other partnership investments and non-energy-related leveraged leases. Revenues from Resources' investments in leveraged buyout funds are subject to the share price performance and dividend income of the securities held by these funds.

      Energy Technologies is a business that principally constructs and installs HVAC and related services. It has not produced profitable operations due to the extremely competitive nature of the business and the failure of the retail energy market to develop. For a discussion of our intention to sell the businesses of Energy Technologies, and certain related subsequent events, see
Note 4. "Discontinued Operations" and Note 21. "Subsequent Events - DSM Investments" of the Notes to Consolidated Financial Statements.

      Access to sufficient capital from external sources and from PSEG as well as the availability of cash flow and earnings from Global and Resources will be essential to fund future investments. We continuously evaluate our plans and capital structure in light of available investment opportunities and seek to maintain the flexibility to pursue strategic growth investments. Depending upon the level of investment activity, we anticipate obtaining additional equity contributions from PSEG as necessary to maintain our growth objectives and targeted capital structure. The availability of equity capital from PSEG cannot be assured since it is dependent upon our performance and the needs of PSEG and PSEG's other subsidiaries.

      Argentine Economic Crisis

      As of December 31, 2001, approximately $737 million or 10% of our assets were invested in Argentina. This includes the consolidated assets of a distribution company, Empresa Distribuidora de Electricidad de Entre Rios S.A. (EDEERSA), and our minority interests in three distribution companies, Empresa Distribuidora de Energia Norte S.A. (EDEN), Empresa Distribuidora de Energia Sur S.A. (EDES) and Empresa Distribuidora La Plata S.A. (EDELAP) and two generating companies, Central Termica San Nicolas (CTSN) and Parana under contract for sale to a subsidiary of the AES Corporation. Our aggregate investment exposure in Argentina is approximately $632 million, including $212 million of investment exposure for EDEERSA, and $420 million of investment exposure for the assets under contract. Goodwill related to our investment in EDEERSA is approximately $63 million. For a discussion of the pending sale of certain investments in Argentina, see Note 20. "Subsequent Events" of the Notes to Consolidated Financial Statements.

      The Argentine economy has been in a state of recession for approximately four years. Continued deficit spending in the 23 Argentine provinces coupled with low growth and high unemployment has precipitated an economic, political and social crisis. Toward the end of 2001, a liquidity crisis ensued causing the Argentine government to default on $141 billion of national debt. The economic crisis was fueled by political instability and social unrest as the new year began. The present administration is in the process of developing an economic plan to avert a return to the economic instability and hyperinflationary economy of the 1980s. In early January 2002, the decade old convertibility formula, that maintained the Peso at a 1:1 exchange rate with the US Dollar, was abandoned. In early February 2002, the Peso was floated freely with the US Dollar. In the first day of the free floating formula, the currency weakened to a rate of approximately 2 Pesos per 1 US Dollar. On February 28, 2002, the currency weakened further to a rate of approximately 2.15 Pesos per 1 US Dollar.

      As of December 31, 2001, the functional currency of Global's Argentine distribution company, EDEERSA, was the US Dollar, as all revenues, most expenses and all financings were denominated in US Dollars or were US Dollar linked. As a US Dollar reporting entity, EDEERSA's monetary accounts in Pesos, such as short-term receivables or payables, were re-measured into the US Dollar with a minimal impact to the Income Statement. We have US Dollar denominated debt at EDEERSA, our 90% share of which is approximately $76 million. This debt is non-recourse to us and Global. For a discussion of the impacts of a potential change in functional currency to the Argentine Peso, see Note 20. "Subsequent Events" of the Notes to Consolidated Financial Statements.

      In the Province of Entre Rios, where EDEERSA is located, the electricity law provided for a pass-through of devaluation to the end user customer. Customers' bills are first computed in the US Dollar and converted into the Peso for billing. This mechanism assures that devaluation will not impact the level of US Dollar revenues an electric distribution company receives. However, in January 2002, the Argentine federal government implemented a new law that prohibits any foreign price or other indexation and any US Dollar or other foreign currency adjustment clauses relating to public service tariffs, thus prohibiting the pass through of the costs of devaluation to customers. The provincial governments have been requested to adopt this provision. The Province of Entre Rios has recently adopted this provision as well as a law that requires public service companies within the Province such as EDEERSA to accept payment for all billed services in a provincial promissory note, the "Federal". The terms of the "Federal" require principal payment at maturity in an equal amount of Argentine Pesos. However, the "Federal" is not freely convertible in the financial markets to Argentine Peso or US Dollars. There are ongoing negotiations to remedy this situation, although no assurances can be given.
While we continue to operate EDEERSA, there has been an adverse impact to the financial condition and cash flows of EDEERSA due to its inability to pass through the costs of devaluation to customers and its receipt of an illiquid provincial currency. We are pursuing remedies on several fronts, including holding discussions with the Province and United States politicians both individually and collectively with a coalition of international investors, and shall be pursuing legal recourse under the Bilateral Investment Treaty between the United States and Argentina. We have been notified by lenders of the occurrence of events of default related to the Parana, EDEN and EDES credit facilities, all of which are under contract to be sold to AES. For additional information regarding Global's equity commitments, see "Disclosures about Contractual Obligations and Commercial Obligations." If Argentine conditions do not improve, Global's other Argentina properties may also default on non-recourse obligations in connection with other financings. Currently, we cannot predict the outcome of our ongoing negotiations with the lenders.

      Other potential impacts of the Argentine economic, political and social crisis include increased collection risk, further devaluation of the Peso, potential nationalization of assets, foreclosure of our assets by lenders, and an inability to complete the pending sale of certain Argentine assets to a subsidiary of AES. We cannot predict the outcome of these events and accordingly cannot predict the impact to our financial condition, results of operations or net cash flows, although such impact may be material, and could include a write-down of our investment exposure.

      The events leading to the Argentine economic crisis contributed to downward pressure on the Brazilian and Chilean currencies in 2001. The Brazilian Real devalued approximately 15% since year-end 2000 from 1.951 to 1 US Dollar to
2.308 to 1 US Dollar as of December 31, 2001 and the Chilean Peso devalued approximately 13% since year-end 2000 from 573.90 to 1 US Dollar to 660.45 to 1 US Dollar as of December 31, 2001.

      Net foreign currency devaluations, caused primarily by the Brazilian Real, have reduced Stockholder's Equity by the net of tax amounts of $258 million and $203 million, as of December 31, 2001 and December 31, 2000, respectively (see Consolidated Statements of Stockholder's Equity).

Results of Operations - 2001 compared to 2000

      Our earnings before discontinued operations improved $71 million from $99 million to $170 million in 2001 as compared to 2000.

Revenues

      Our revenues increased $168 million or 38% from $444 million to $612 million in 2001, as compared to 2000.

      Revenues at Global increased $227 million or 134% from $169 million to $396 million in 2001 as compared to 2000 primarily attributable to $128 million of consolidated Electric Generation and Distribution revenues recorded in connection with the acquisitions of Elektrocieplownia Chorzow Sp. z o.o. (ELCHO) in the third quarter of 2000, EDEERSA in the second quarter of 2001, and Sociedad Austral de Electricidad S.A. (SAESA) in the third quarter of 2001. Revenues further increased from the gain of $75 million on the withdrawal and sale of Global's interest in the Eagle Point Cogeneration Partnership (Eagle Point) and were partially offset by a loss of equity in earnings of $26 million, which were recorded in 2000 and not recorded in 2001, as a result of the withdrawal. In addition, revenues benefited from an increase of $45 million in Interest Income recorded in connection with the note received as consideration for the withdrawal from its interest in Eagle Point; the loans to Texas Independent Energy, L.P. (TIE); and the payment agreement associated with the pending sale of Global's interest in EDEN, EDES, EDELAP, CTSN and Parana to a subsidiary of AES. For a discussion of the loans to TIE, see "Business Environment". Revenues increased an additional $11 million from increased earnings at Chilquinta Energia, S.A. (Chilquinta) and Luz del Sur, and a net increase of $6 million from certain other projects. These increases were partially offset by lower revenues of $12 million due to a reduction in earnings at RGE primarily related to the adverse effect of exchange rate changes in the Brazilian Real and $9 million due to project closing fees from ELCHO and TIE recorded in 2000, while none were earned in 2001.

      Revenues at Resources increased $9 million or 4% from $206 million to $215 million in 2001 as compared to 2000 primarily due to improved revenues of $45 million from new leveraged lease transactions. This increase was partially offset by lower Net Investment (Losses) Gains of $37 million, of which $22 million resulted from lower gains on sales of leveraged leases and $12 million resulted from a net decrease in the carrying value and sale of publicly traded equity securities within certain leveraged buyout funds.

      Revenues at Energy Technologies decreased $67 million or 100% from 2001 as compared to 2000 due to its decision in June 2000 to exit the retail commodity business. Energy Technologies had recorded $67 million of energy supply revenues related to the retail commodity business in 2000 and none in 2001. In addition, effective June 30, 2002, we announced our intention to sell the remaining businesses of Energy Technologies and all periods presented herein have been restated to reflect those businesses as discontinued operations.

Operating Expenses

      Our operating expenses increased $39 million or 27% from $142 million to $181 million in 2001, as compared to 2000.

      Operating expenses at Global increased $103 million, primarily attributable to the consolidated operating results from the acquisitions of SAESA, ELCHO, and EDEERSA. Energy Technologies' operating expenses decreased $65 million, primarily related to its decision in June 2000 to exit the retail commodity business. Energy Technologies recorded $58 million of Costs of Energy Sales related to the retail commodity business in 2000 and none in 2001. In addition, Energy Technologies recorded a restructuring charge of $7 million in 2000 resulting from its decision to exit the retail commodity business. There were no restructuring charges recorded in 2001.

Other (Loss) Income

      Other (Loss) Income decreased by $7 million in 2001, as compared to 2000. Other income declined in 2001 primarily related to foreign currency transaction losses recorded in connection with Global's investment in RGE.

Net Financing Expenses

      Interest expense increased $46 million or 34% from $134 million to $180 million in 2001 as compared to 2000. Our Interest expense associated with recourse financing activities increased $45 million primarily due to additional borrowings incurred as a result of equity investments in distribution and generation facilities.

Income Taxes

      Income taxes increased $12 million or 24% from $49 million to $61 million in 2001 as compared to 2000, primarily attributable to increased pre-tax income.

Results of Operations - 2000 compared to 1999

      Our earnings before discontinued operations improved $14 million or 16% from $85 million to $99 million in 2000 as compared to 1999.

Revenues

      Revenues decreased $32 million or 7% from $476 million to $444 million in 2000, as compared to 1999. Revenues decreased by $42 million at Global primarily due to a $69 million gain on the sale of its interest in Newark Bay recorded in 1999 as compared to no significant gain on sale of assets in 2000. The decrease of $69 million was partially offset by increased earnings at Luz Del Sur and Chilquinta. Revenues decreased by $19 million at Energy Technologies as a result of its decision to exit the retail commodity business in June 2000. Revenues at Resources increased by $26 million primarily due to higher leveraged lease income from new leveraged lease investments.

Operating Expenses

      Operating expenses decreased $70 million or 33% from $212 million to $142 million in 2000, as compared to 1999, primarily due to a pre-tax charge of approximately $55 million, to reduce the carrying value of certain assets was recorded in 1999. Operating expenses were further reduced as a result of Energy Technologies decision to exit the retail commodity business in June 2000. For further discussion of the $44 million charge to reduce the carrying value of certain assets in 1999 at Global, see Note 6. "Investments in Global's Assets." For further discussion of the $11 million charge to reduce the carrying value of certain assets in 1999 at EGDC, see Note 7. "Other Investments." There was no similar adjustment recorded in 2000.

Other Income

      Other Income decreased by $5 million or 63% from $8 million to $3 million in 2000, as compared to 1999. Other income in 1999 was favorably impacted by a reduction in reserves recorded in connection with the 1996 sale of Energy Development Corporation. There was no similar adjustment recorded in 2000.

Net Financing Expenses

      Interest expense increased $40 million or 43% from $94 million to $134 million in 2000 as compared to 1999. Our interest expense associated with recourse financing activities increased $51 million primarily due to additional borrowings incurred as a result of equity investments in distribution and generation facilities and the repayments of non-recourse debt. Interest expense associated with non-recourse debt financing decreased by $11 million due to the repayment of approximately $157 million of non-recourse debt.

Income Taxes

      Income taxes decreased $24 million or 35% from $69 million to $45 million in 2000 as compared to 1999. The year ended December 31, 2000 reflects a lower effective tax rate due to a decrease in the foreign tax liability from foreign investments at Global recorded under the equity method. Under such accounting method, Global reflects in revenues its pro rata share of the investment's net income and the foreign income taxes are a component of equity in earnings rather than in the income tax provision. During 1999, there was an increase in state income taxes at Resources totaling $11 million due to the early termination of a leveraged lease.

EBIT Contribution

      The results of operations for each of our business segments are explained below with reference to the EBIT contribution. We borrow on the basis of a combined credit profile to finance the activities of its subsidiaries. As such, the capital structure of each of the businesses is managed by Energy Holdings. Debt at each subsidiary is evidenced by demand notes with Energy Holdings and PSEG Capital Corporation (PSEG Capital).

EBIT Contribution
Energy Holdings'
Subsidiaries
-----------------

                                         Years Ended December 31,
                             ------------------------------------------------
                                2001              2000               1999
                             -----------   --------------------   -----------
                                           (Millions of Dollars)
Global ....................     $233               $124              $118
Resources .................      200                190               169
Energy Technologies .......       (3)                (1)               (6)
Other .....................       (4)                (7)               (8)
                                ----               ----              ----
Total Consolidated EBIT ...     $426               $306              $273
                                ====               ====              ====

      Global

      Global develops, acquires, owns and operates electric generation and distribution facilities and engages in power production and distribution, including wholesale and retail sales of electricity in selected domestic and international markets. Global has ownership interests in 30 operating generation projects totaling 4,772 MW (1,884 MW net of other partners' interests) located in the United States, Argentina, China, India, Italy, Peru, Poland and
Venezuela. Global has ownership interests in 13 projects totaling 3,205 MW (1,399 MW net) in construction or advanced development that are located in the United States, Argentina, China, Italy, Oman, Poland, Taiwan, Tunisia and Venezuela. For a discussion of the pending sale of certain projects located in Argentina, see Note 20. "Subsequent Events" of the Notes to Consolidated Financial Statements.

      Until the fourth quarter of 2000, Global's investments consisted primarily of minority ownership positions in projects and joint ventures. Other than fees collected for providing operations and maintenance services, Global's revenues represented its pro-rata ownership share of net income generated by project affiliates which are accounted for by the equity method of accounting. The expenses in the table below were those required to develop projects and general and administrative expenses required to operate the business as a whole. In the fourth quarter of 2000, Global increased its interest in Carthage Power Company, an electric generation facility under construction in Rades, Tunisia from 35% to 60% and completed project financing for a 55% economic interest in ELCHO, a power plant in Poland with the expectation of an increase to a 90% economic interest by 2003.

      In the first quarter of 2001, Global increased its interest in Tanir Bavi, an electric generation facility in India from 49% to 74%. (For a description of the anticipated sale of Global's interest in Tanir Bavi, see Note 4. "Discontinued Operations.") In the second quarter of 2001, Global increased its interest in EDEERSA, an electric distribution facility in Argentina from 41% to 90%. In the third quarter of 2001, Global purchased a 94% interest in SAESA, a group of companies consisting of four distribution companies and one transmission company that provide electric service in Chile and a distribution company in Argentina. In the fourth quarter of 2001, Global acquired Empresa de Electricidad de los Andes S.A. (Electroandes), a hydroelectric generation and transmission company in Peru. The accounts of Global include the assets, liabilities, revenues and expenses of majority-owned subsidiaries over which Global exercises control and for which control is other than temporary.

Summary Results
Global
---------------
                                               Years Ended December 31,
                                       -----------------------------------------
                                        2001            2000              1999
                                       -------        --------          --------
                                                 (Millions of Dollars)
Revenues ......................          $396            $169              $211
Expenses ......................           153              49                97
                                         ----            ----              ----
Operating Income ..............           243             120               114
Other Income (Loss) ...........           (10)              4                 4
                                         ----            ----              ----
EBIT ..........................          $233            $124              $118
                                         ====            ====              ====

      Global's EBIT increased $109 million or 88% in 2001 as compared to 2000. The Global EBIT increase in 2001 was primarily realized from the gain of $75 million on the withdrawal and sale of its interest in Eagle Point and was partially offset by a loss of equity in earnings of $26 million, which was recorded in 2000 and not recorded in 2001, as a result of the withdrawal. A net $46 million increase in EBIT was realized from the earnings related to the acquisitions of EDEERSA in the second quarter of 2001, SAESA in the third quarter of 2001, and Electroandes in the fourth quarter of 2001. In addition, EBIT benefited from an increase of $45 million in Interest Income recorded in connection with the payment agreement associated with the pending sale of Global's interest in three Argentine distribution companies, EDEN, EDES and EDELAP, and two generation stations, CTSN and Parana, to a subsidiary of AES; the loans to TIE; and the note received as consideration for the withdrawal from its interest in Eagle Point. EBIT increased an additional $11 million from increased earnings at Chilquinta and Luz del Sur. These increases were partially offset by lower revenues of $12 million due to a reduction in earnings at RGE primarily related to the adverse effect of exchange rate changes in the Brazilian Real and a $9 million increase in corporate operating expenses primarily due to a $7 million write-off of a foreign investment. Other Income decreased by $15 million primarily due to $6 million of foreign currency transaction losses recorded in 2001 as compared to foreign currency transaction gains of $3 million in 2000.

      The Global EBIT increased by $6 million or 5% from $118 million to $124 million in 2000, as compared to 1999. This increase was primarily due to the favorable performance by its domestic generation assets and by its investments made in Latin America distribution assets in June and September of 1999. Global's operating expenses in 1999 were negatively impacted by a write-down of $44 million to reduce the carrying value of certain assets. Revenues in 1999 were favorably impacted by a gain of $69 million from the sale of its 50% interest in Newark Bay.

      Resources

      Resources derives its leveraged lease revenues primarily from rental payments and tax benefits associated with such transactions. As a passive investor in limited partnership project financing transactions, Resources recognizes revenue from its pro-rata share of the income generated by these investments. As an owner of beneficial interests in two leveraged buyout funds, Resources recognizes revenue as the share prices of public companies in the leveraged buyout funds fluctuate. In addition, revenue is recognized as companies in the fund distribute dividend income through the fund to the investors and as the fund liquidates its holdings.

Summary Results
Resources
---------------

                                               Years Ended December 31,
                                       -----------------------------------------
                                        2001            2000              1999
                                       -------        --------          --------
                                                 (Millions of Dollars)
Revenues ..........................     $215            $206              $179
Expenses ..........................       15              16                10
                                        ----            ----              ----
Operating Income and EBIT .........     $200            $190              $169
                                        ====            ====              ====

      Resources' EBIT increased $10 million or 5% in 2001 as compared to 2000. The Resources' EBIT increase in 2001 was due to improved revenues of $9 million or 4% primarily attributable to higher leveraged lease income of $44 million from new leveraged lease transactions, partially offset by lower Net Investment Gains (Losses) of $37 million, of which $22 million resulted from a net decrease in the gains from the sale of properties subject to leveraged leases and $12 million resulted from a net decrease carrying value of publicly traded equity securities within certain leveraged buyout funds.

      Resources' EBIT increased $21 million or 12% from $169 million to $190 in 2000 as compared to 1999 due primarily to higher leveraged lease income of $51 million from the continued investment by Resources in such financing transactions. Further augmenting EBIT was other increased revenues of $4 million primarily related to gains from the sales of properties subject to leveraged leases. Offsetting the above benefits were lower gains of $28 million from the sales of securities and lower revenues of $6 million related to lower income from certain limited partnerships.

      Energy Technologies

      Energy Technologies' businesses include constructing, operating and maintaining HVAC systems and providing energy-related engineering, consulting and mechanical contracting services to industrial and commercial customers in the Northeastern and Middle Atlantic United States. For a discussion of the discontinued operations of Energy Technologies and certain related subsequent events, see Note 4. "Discontinued Operations." and Note 21. "Subsequent Events - DSM Investments." of the Notes to Consolidated Financial Statements.

Summary Results
Energy Technologies
-------------------

                                               Years Ended December 31,
                                       -----------------------------------------
                                        2001            2000              1999
                                       -------        --------          --------
                                                 (Millions of Dollars)
Revenues ..........................      $--             $67               $86
Expenses ..........................        3              68                92
                                         ---             ---               ---
Operating Loss ....................       (3)             (1)               (6)
Other Income ......................       --              --                --
                                         ---             ---               ---
EBIT ..............................      $(3)            $(1)              $(6)
                                         ===             ===               ===

      Energy Technologies' EBIT decreased $2 million for the year ended December 31, 2001 as compared to 2000. Energy Technologies' EBIT decrease in 2001 resulted primarily from the loss of income associated with its decision to exit the retail commodity business in June 2000. The EBIT contribution decrease was partially offset by a restructuring charge of $7 million in 2000. There were no restructuring charges recorded in 2001.

      Energy Technologies' EBIT increased $5 million in 2000 as compared to 1999 primarily due to the improved operating results of it retail commodity business. Partially offsetting the improved operating results of its retail commodity business was a pre-tax restructuring charge of $7 million for the year ended December 31, 2000. Of this amount approximately $2 million was related to employee severance costs for the termination of approximately 60 employees, $2 million was related to deferred transportation costs and $3 million was related to the write-off of computer hardware and software. As of December 31, 2000, all severance costs had been paid related to the terminations.

Liquidity and Capital Resources

      The following discussion of our liquidity and capital resources is on a consolidated basis, noting the uses and contributions of our three direct operating subsidiaries in 2001, Global, Resources and Energy Technologies.

      Our capital requirements and those of our subsidiaries are met and liquidity provided by internally generated cash flow and external financings. We make equity contributions from time to time to our subsidiaries to provide for part of their capital and cash requirements, generally relating to long-term investments. At times, we utilize inter-company dividends and inter-company loans to satisfy various subsidiary needs and efficiently manage our and our subsidiaries' short-term cash needs. Any excess funds are invested in accordance with guidelines adopted by our Board of Directors.

      External funding to meet our needs is comprised of corporate finance transactions. The debt incurred is our direct obligation. We use some of the proceeds of this debt to make equity investments in our subsidiaries.

      All of our publicly traded debt and debt of PSEG Capital has received investment grade ratings from each of the three major credit rating agencies. The changes in the energy industry and the recent bankruptcy of Enron Corp. are attracting increased attention from the rating agencies, which regularly assess business and financial matters. Given the changes in the industry, attention to and scrutiny of our performance, capital structure and competitive strategies by rating agencies will likely continue. These changes could affect the bond ratings, cost of capital and market prices of our securities. We will continue to evaluate our capital structure, financing requirements, competitive strategies and future capital expenditures to maintain our current credit ratings.

      The current ratings of securities of us and PSEG Capital are shown below and reflect the respective views of the rating agencies, from whom an explanation of the significance of their ratings may be obtained. There is no assurance that these ratings will continue for any given period of time or that they will not be revised or withdrawn entirely by the rating agencies, if, in their respective judgments, circumstances so warrant. Any downward revision or withdrawal may adversely effect the market price of our securities or those of PSEG Capital and serve to increase those companies' cost of capital.

                               Moody's        Standard & Poor's      Fitch
                              ---------      -------------------    -------
Energy Holdings
Senior Notes                    Baa3                 BBB-              BBB-

PSEG Capital
Medium Term Notes               Baa2                 BBB            Not Rated

      The availability and cost of external capital could be affected by each subsidiary's performance as well as by the performance of their respective subsidiaries and affiliates. This could include the degree of structural or regulatory separation between us and our subsidiaries and between Public Service Electric and Gas Company and its non-utility affiliates and the potential impact of affiliate ratings on consolidated and unconsolidated credit quality. Additionally, compliance with applicable financial covenants will depend upon future financial position and levels of earnings and net cash flows, as to which no assurances can be given.

      Financing for Global's projects and investments is generally provided by non-recourse project financing transactions. These consist of loans from banks and other lenders that are typically secured by project and special purpose subsidiary assets and/or cash flows. Non-recourse transactions generally impose no obligation on the parent-level investor to repay any debt incurred by the project borrower. However, in some cases, certain obligations relating to the investment being financed, including additional equity commitments, are guaranteed by Global and/or us. Further, the consequences of permitting a project-level default could include loss of any invested equity by us or any of our subsidiaries.

      Our debt indenture and credit agreements and those of our subsidiaries and PSEG contain cross-default provisions under which a default by us or by specified subsidiaries of PSEG involving specified levels of indebtedness in other agreements would result in a default and the potential acceleration of payment under such indentures and credit agreements. For example, a default for a specified amount with respect to any indebtedness of Global including obligations in non-recourse transactions, as set forth in various credit agreements, could cause a cross-default in one of our or our subsidiaries' credit agreements.

      Such lenders, or the debt holders under our indenture or any of our or our subsidiaries' credit agreements could determine that debt payment obligations may be accelerated as a result of a cross-default. These occurrences could severely limit our liquidity and restrict our ability to meet our debt, capital and, in extreme cases, operational cash requirements. Any inability to satisfy required covenants and/or borrowing conditions would have a similar impact. This would have a material adverse effect on our financial condition, results of operations and net cash flows, and those of our subsidiaries.

      In addition, our credit agreements and those of PSEG and our subsidiaries generally contain provisions under which the lenders could refuse to advance loans in the event of a material adverse change in the borrower's, and as may be relevant, our, business or financial condition. In the event that we or the lenders in any of our or our subsidiaries' credit agreements determine that a material adverse change has occurred, loan funds may not be advanced.

      Some of these credit agreements also contain maximum debt to equity ratios, minimum cash flow tests and other restrictive covenants and conditions to borrowing. Compliance with applicable financial covenants will depend upon our future financial position and the level of earnings and cash flow, as to which no assurances can be given. As part of our financial planning forecast, we perform stress tests on our financial covenants. These tests include a consideration of the impacts of potential asset impairments, foreign currency fluctuations, and other items. Our current analyses and projections indicate that, even in a worst-case scenario with respect to our investments in Argentina and considering other potential events, we will still be able to meet our financial covenants.

      Our debt indenture and credit agreements and those of our subsidiaries do not contain any "ratings triggers" that would cause an acceleration of the required interest and principal payments in the event of a ratings downgrade. However, in the event of a downgrade we and/or our subsidiaries may be subject to increased interest costs on certain bank debt. We and Global may have to provide collateral for certain of our and their equity commitments if our ratings should fall below investment grade. This would increase our costs of doing business.

      PSEG Capital has a $750 million MTN program which provides for the private placement of MTNs. This MTN program is supported by a minimum net worth maintenance agreement between PSEG Capital and PSEG which provides, among other things, that PSEG (1) maintain its ownership, directly or indirectly, of all outstanding common stock of PSEG Capital, (2) cause PSEG Capital to have at all times a positive tangible net worth of at least $100,000 and (3) make sufficient contributions of liquid assets to PSEG Capital in order to permit it to pay its debt obligations. At December 31, 2001 and December 31, 2000, total debt outstanding under the MTN program was $480 million and $650 million, respectively maturing in 2002 and 2003.

      Capital resources and investment requirements could be affected by the outcome of proceedings by the BPU pursuant to its Energy Master Plan and Energy Competition Act and the requirements of the 1992 Focused Audit conducted by the BPU, of the impact of our non-utility businesses, owned by us, on PSE&G. As a result of the Focused Audit, the BPU ordered that, among other things:

      (1) We will not permit Energy Holdings' investments to exceed 20% of our consolidated assets without prior notice to the BPU;

      (2) PSE&G's Board of Directors would provide an annual certification that the business and financing plans of Energy Holdings will not adversely affect PSE&G;

      (3) We will (a) limit debt supported by the minimum net worth maintenance agreement between us and PSEG Capital to $650 million and (b) make a good-faith effort to eliminate such support over a six to ten year period from May 1993; and

      (4) Energy Holdings will pay PSE&G an affiliation fee of up to $2 million a year which is to be used to reduce customer rates.

      In the Final Order the BPU noted that, due to significant changes in the industry and, in particular, PSEG's corporate structure as a result of the Final Order, modifications to or relief from the Focused Audit order might be warranted. PSE&G has notified the BPU that PSEG will eliminate PSEG Capital debt by the end of the second quarter of 2003 and that it believes that the Final Order otherwise supercedes the requirements of the Focused Audit. While we believe that this issue will be satisfactorily resolved, no assurances can be given.

      In addition, if PSEG were no longer to be exempt under the Public Utility Holding Company Act of 1935 (PUHCA), we and our subsidiaries would be subject to additional regulation by the SEC with respect to financing and investing activities, including the amount and type of non-utility investments. We believe that this would not have a material adverse effect on our financial condition, results of operations and net cash flows.

      Over the next several years, we and our subsidiaries will be required to refinance maturing debt, incur additional debt and provide equity to fund investment activity. Any inability to obtain required additional external capital or to extend or replace maturing debt and/or existing agreements at current levels and reasonable interest rates may affect our financial condition, results of operations and net cash flows.

      We have the following credit facilities for various funding purposes and to provide us liquidity These agreements are with a group of banks and provide for borrowings with maturities of up to one year. The following table summarizes our various facilities as of December 31, 2001.

                                                        Total          Primary            Amount
Energy Holdings                      Maturity Date     Facility        Purpose          Outstanding
                                     -------------     --------        -------          -----------
                                                                 (Millions of Dollars)
364-day Credit Facility                May 2002          $200          Funding            $  --
5-year Credit Facility                 May 2004           495          Funding              250
Bilateral Credit Agreement                N/A             100          Funding               50
                                                         ----                               ---
       Total                                             $795                              $300
                                                         ====                              ====

      The five-year facility also permits up to $250 million of letters of credit to be issued of which $57 million are outstanding as of December 31, 2001.

      Financial covenants contained in these facilities include the ratio of cash flow available for debt service (CFADS) to fixed charges. At the end of any quarterly financial period such ratio shall not be less than 1.50x for the 12-month period then ending. As a condition of borrowing, the pro-forma CFADS to fixed charges ratio shall not be less than 1.75x as of the quarterly financial period ending immediately following the first anniversary of each borrowing or letter of credit issuance. CFADS includes, but is not limited to, operating cash before interest and taxes, pre-tax cash distributions from all asset liquidations and equity capital contributions from PSEG to the extent not used to fund investing activity. In addition, the ratio of consolidated recourse indebtedness to recourse capitalization, at the end of any quarterly financial period, shall not be greater than 0.60 to 1.00. This ratio is calculated by dividing the total recourse indebtedness by the total recourse capitalization. This ratio excludes the debt of PSEG Capital which is supported by PSEG. As of December 31, 2001, the latest 12 months CFADS coverage ratio was 4.4 and the ratio of recourse indebtedness to recourse capitalization was 0.45 to 1.00.

      Compliance with applicable financial covenants will depend upon our future financial position and the level of earnings and cash flow, as to which no assurances can be given. In addition, our ability to continue to grow its business will depend to a significant degree on PSEG's ability to access capital and our ability to obtain additional financing beyond current levels.

      In October 2001, $135 million of 6.74% Medium-Term Notes (MTN) matured under the PSEG Capital MTN program and were refinanced with funds from our issuance of short-term debt.

      In October 2001, PSEG Chile Holding S.A., a wholly-owned subsidiary of Global and a US Dollar functional currency entity closed on $150 million of project financing related to its investment in SAESA, a Chilean Peso functional currency entity. The debt is variable and is based on LIBOR. In connection with this project financing, PSEG Chile Holding S.A. entered into two foreign currency forward exchange contracts with a total notional amount of $150 million. The two contracts were entered into to hedge the Chilean Peso/US Dollar exposure on the net investment. This transaction qualifies for hedge accounting under SFAS 133.

     In March 2001, $160 million of non-recourse bank debt originally incurred to fund a portion of the purchase price of Global's interest in Chilquinta was refinanced. The private placement offering by Chilquinta Energia Finance Co. LLC, a Global affiliate, of senior notes was structured in two tranches: $60 million due 2008 at an interest rate of 6.47% and $100 million due 2011 at an interest rate of 6.62%. An extraordinary loss of $2 million (after-tax) was recorded in connection with the refinancing of the $160 million non-recourse bank debt.

      It is intended that Global and Resources will provide our earnings and cash flow for long-term growth. Resources' investments are designed to produce immediate cash flow and earnings that enable Global to focus on longer investment horizons. During the next five years, we will need significant capital to fund our planned growth. Capital is expected to be provided from additional debt financing, equity from PSEG and operating cash flows.

      Our cash provided by (used in) operating, investing and financing activities was as follows:

                                               Years Ended December 31,
                                          -------------------------------------
                                           2001           2000           1999
                                          -------        -------        -------
                                                 (Millions of Dollars)

Total Operating Activities ........       $   379          $ 240        $   291
                                          =======          =====        =======
Total Investing Activities ........       $(1,717)         $(855)       $(1,157)
                                          =======          =====        =======
Financing Activities
  Debt ............................       $ 1,002          $ 326        $   731
  Equity ..........................           374            263            171
                                          -------          -----        -------
Total Financing Activities ........       $ 1,376          $ 589        $   902
                                          =======          =====        =======

      Operating Activities

      Cash flow from operating activities increased $139 million or 58% from $240 million to $379 million in 2001 as compared to 2000. Global's cash flow from operations increased $94 million, primarily attributable to proceeds received from the withdrawal and sale by Global of its interest in the Eagle Point Cogeneration Partnership. Resources' cash flow from operations increased $34 million, primarily due to increased proceeds from the sales of properties subject to leveraged leases and the sales of its interest in certain equity securities held in its leveraged buyout funds.

      Cash flow from operating activities decreased $51 million or 18% from $291 million to $240 million in 2000 as compared to 1999. The decrease was primarily due to the proceeds of $71 million that Global received as consideration from the sale of Newark Bay in 1999 while no such sales were recorded in 2000. Additionally, operating activities were negatively impacted in 2000 by reduced proceeds from sales of properties subject to leveraged leases by Resources. These decreases were partially offset by increased dividends received in 2000 by Global from affiliates of its equity method investments and increased rents received by Resources from the continued investments in leveraged leases.

      Investing Activities

      In 2001, Global invested $810 million to acquire majority interests in EDEERSA, Electroandes, Salalah, SAESA, Tanir Bavi and made additional investments of $136 million in existing domestic and international facilities. In addition, Global invested an additional $271 million in property, plant, and equipment and other assets. In 2001, Resources invested approximately $460 million in six leveraged lease transactions including electric and gas distribution assets in Austria, Belgium and the Netherlands and electric power plants in the United States.

      In 2000, Global invested $361 million to acquire interests in a distribution company in Argentina, a generation project in India, a generation project in Poland and made additional investments in existing domestic and international facilities. In 2000, Resources invested approximately $460 million in five leveraged lease transactions including electric and gas distribution assets in the Netherlands and electric power plants in the United States.

      In 1999, Global invested $722 million to acquire interests in two energy distribution companies in Chile and Peru and additional investments in existing domestic and international facilities. Resources invested approximately $380 million primarily in six leveraged leases of energy facilities: two gas distribution networks in the Netherlands, three cogeneration plants in Germany, two generation plants in the United States and a liquefied natural gas plant in the United States. Energy Technologies acquired six HVAC and mechanical service contractors for a total cost of approximately $49 million.

      Financing Activities

      As of December 31, 2001 and December 31, 2000, PSEG had $2.5 billion and $2.0 billion of equity, respectively, (including retained earnings of approximately $510 million and $353 million, respectively) invested in Energy Holdings. In 2001, PSEG invested $400 million of additional equity in Energy Holdings.

      In July and February 2001, we issued $550 million of 8.50% Senior Notes due 2011 and $400 million of 8.625% Senior Notes due 2008, respectively. The proceeds were used to repay certain short-term debt and for general corporate purposes. Additionally, non-recourse project debt increased $718 million related to construction financings at Global's consolidated projects. At December 31, 2001, our consolidated capital structure consisted of 30% common equity, 9% preferred stock and 61% debt. Approximately $1.07 billion, or 19% of our total invested capital represented debt consolidated on the balance sheet that is non-recourse to Global and Energy Holdings.

      In 2000, we issued $300 million of 9.125% Senior Notes due 2004 and PSEG invested $300 million of additional equity in Energy Holdings. The proceeds were used to repay certain short-term debt and for general corporate purposes. At December 31, 2000, our consolidated capital structure consisted of 32% common equity, 13% preferred stock and 55% debt. Approximately $354 million, or 9% of our total invested capital represented debt consolidated on the balance sheet that is non-recourse to Global and Energy Holdings.

      During 1999, PSEG invested approximately $200 million of additional equity in Energy Holdings, the proceeds of which were used to repay short-term debt. In addition, we received proceeds from new debt issuances, net of repayments, totaling approximately $572 million for general corporate purposes. In addition, Global issued non-recourse debt totaling approximately $160 million primarily to fund its acquisition of a Chilean distribution company.

Capital Requirements

      We plan to continue the growth of Global and Resources. We are in the process of exiting the businesses of Energy Technologies. In 2001, our subsidiaries made investments totaling approximately $1.7 billion. These investments included leveraged lease investments totaling $460 million by Resources, and acquisitions of international generation and distribution facilities totaling $810 million by Global. Global also made additional investments of $136 million in existing generation and distribution projects.

      In 2002, capital expenditures to fund Global's anticipated acquisitions and existing generation and distribution projects are expected to approximate $200 million and includes $70 million of equity for projects currently under construction. This amount is included in the discussion of "Contractual Obligation and Commercial Obligations" shown below. The remaining $130 million is discretionary and depends on the availability of projects, and the timing and success of our development efforts. Capital expenditures to fund Resources' investments are expected to approximate $250 million. Resources' anticipated expenditures are discretionary and are dependent upon availability of potential investments meeting certain profit thresholds. We have $270 million of long-term debt due within one year, including $228 million of Medium-Term Notes maturing in 2002.

      We expect funds available, in 2002, from the following sources: approximately $495 million of borrowing capacity, estimated operating cash flow of $475 million and estimated equity contributions from PSEG of $400 million. Significant factors that may negatively impact operating cash flow in 2002 include the inability of Global to close on its intended sale of certain Argentine assets to a subsidiary of AES and additional adverse impacts from the Argentine economic, political and social crisis. The Argentine crisis may create significant uncertainty with respect to operational performance, cash flow and potential for profitability of the electricity industry in Argentina, including EDEERSA. For a more comprehensive discussion, see "Argentine Economic Crisis", shown above.

      Our capital expenditures in 2003-2006 are expected to average approximately $600 million per year comprised of investments in generation and distribution facilities and projects and leveraged lease transactions. Such amounts include $75 million of equity for generation and distribution projects, currently under construction which are expected to be funded by 2003 and are included in the discussion of "Contractual Obligations and Commercials Obligations" shown below. The remaining capital expenditures are discretionary and depend on the availability of projects, and the timing and success of our development efforts. Investment activity will be subject to periodic review and revision and may vary significantly depending upon the opportunities presented. Factors affecting actual expenditures and investments include availability of capital and suitable investment opportunities, market volatility and local economic trends. The anticipated sources of funds for such growth opportunities are additional equity from PSEG, cash flow from operations and external financings.

      For an analysis  of certain  contractual  and  commercial  obligations  in
2002-2006,   see  "Disclosures  about  Contractual  Obligations  and  Commercial
Obligations and Certain Investments", shown below.

Disclosures about Contractual Obligations and Commercial Obligations

      The following tables reflect the contractual cash obligations and other commercial commitments in the respective periods in which they are due.

                                             Total          Less
                                            Amounts         Than
Contractual Cash Obligations              Committed        1 year        1 - 3 years    4 - 5 years    Over 5 years
--------------------------------------------------------------------------------------------------------------------
                                                                    (Millions of Dollars)
Long-Term Debt (A)                          $2,916          $270             $727            $80          $1,839
Operating Leases (B)                            28             7               11              6               4
--------------------------------------------------------------------------------------------------------------------
Total Contractual Cash Obligations          $2,944          $277             $738            $86          $1,843
--------------------------------------------------------------------------------------------------------------------

      (A) Includes $27 million, $38 million, $36 million and $36 million related to the discontinued operations of Tanir Bavi and Energy Technologies for the periods of Less Than 1 year, 1-3 years, 4-5 years, and Over 5 years, respectively.

      (B) Includes $0, $2 million, $1 million and $0 related to the discontinued operations of Energy Technologies for the periods of Less Than 1 Year, 1-3 Years, 4-5 Years, and Over 5 Years, respectively.

      Energy Holdings, Global and/or PSEG have guaranteed certain obligations of Global's affiliates, including the successful completion, performance or other obligations related to certain of the projects in an aggregate amount of approximately $241 million, as of December 31, 2001. A substantial portion of such guarantees is eliminated upon successful completion of construction, performance of certain obligations and/or refinancing of construction debt with non-recourse project term debt. The Administrative Agent for the Parana power facility notified Global that the project was in default and our $30 million equity commitment would be accelerated. Such payment is expected to occur in March 2002 and is included in our Argentine investment exposure of $632 million.

      In the normal course of business, Energy Technologies secures construction obligations with performance bonds issued by insurance companies. In the event that Energy Technologies' tangible equity falls below $100 million, Energy Holdings would be required to provide additional support for the performance bonds. Tangible equity is defined as net equity less goodwill. As of December 31, 2001, Energy Technologies had tangible equity of $114 million and performance bonds outstanding of $124 million. The performance bonds are not included in the table below.

                                            Total          Less
                                           Amounts         Than
Other Commercial Commitments              Committed       1 year        1 - 3 years     4 - 5 years    Over 5 years
--------------------------------------------------------------------------------------------------------------------
                                                                    (Millions of Dollars)
Standby Letters of Credit                     $ 54           $45             $  5             $4             $--
Guarantees                                     187            27              118              0              42
--------------------------------------------------------------------------------------------------------------------
Total Commercial Commitments                  $241           $72             $123             $4             $42
--------------------------------------------------------------------------------------------------------------------

Off Balance Sheet Arrangements

      Global has certain investments that are accounted for under the equity method in accordance with generally accepted accounting principles. Accordingly, an amount is recorded on our balance sheet which is primarily our equity investment and is increased for our pro-rata share of earnings less any dividend distribution from such investments. The companies in which we invest that are accounted for under the equity method have an aggregate $1.88 billion of debt on their combined, consolidated financial statements. Our pro-rata share of such debt is $737 million and is non-recourse to us, Global and PSEG. We are generally not required to support the debt service obligations of these companies.

      Resources has investments in leveraged leases that are accounted for in accordance with SFAS 13 "Accounting for Leases." Leveraged lease investments generally involve three parties: an owner/lessor, a creditor, and a lessee. In a typical leveraged lease financing, the lessor purchases an asset to be leased. The purchase price is typically financed 80% with debt provided by the creditor and the balance comes from equity funds provided by Resources. The creditor provides long term financing to the transaction, and is secured by the property subject to lease. Such long term financing is non-recourse to Resources. As such, in the event of default the creditor may only look to the leased asset as security on the loan. As a lessor, Resources has ownership rights to the property and rents the property to the lessee for use in its business operation. As of December 31, 2001 Resources' equity investment in leased assets was approximately $1.6 billion, net of deferred taxes of approximately $1.2 billion.

      In the event that collectibility of the minimum lease payments to be received by the lessor is no longer reasonably predictable, the accounting treatment for some of the leases may change. In such cases, Resources may deem that a lessee has a high probability of defaulting on the lease obligation. In many instances, Resources has protected its equity investment in such transactions by providing for the direct right to assume the debt obligation. Debt assumption would be at Resources' sole discretion, and normally only occur if an appraisal of the leased property yielded a value that exceeds the present value of the debt outstanding. Should Resources ever directly assume a debt obligation, the fair value of the underlying asset and the associated debt would be recorded on the balance sheet instead of the net equity investment in the lease. In the events described above, the lease essentially changes from being classified as a capital lease to a conventional operating lease.

Discussion of Critical Accounting Policies

      The accounting policies listed below are policies that involve the use both objectively and subjectively derived information to record financial statement transactions in accordance with Generally Accepted Accounting Principles (GAAP) applied in the United States. The use of subjective judgment and estimates by management is a critical element in the application of GAAP. The principles below were determined to be most significant in the determination of our financial statements for the years presented, and will impact our financial statements prospectively.

      Leveraged Leases

      A leveraged lease is recorded by applying cash flows to lease income and amortization on a constant return basis throughout the lease term. A key assumption in our lease transactions is the residual value at the end of the lease term. The residual value is estimated at the beginning of the lease term, and is reviewed annually for adequacy. If management were to determine that there is a permanent impairment to the residual value of an asset subject to lease, the reduction must be recorded immediately. Appreciation in residual value is not booked immediately, but is deferred until termination of the lease transaction normally through the purchase of the asset by the lessee.

      Lease accounting also includes estimates of the likelihood of a borrower's ability to pay the rent contractually derived in the transaction. If significant uncertainty exists over the level of rent to be received, or rent is deferred to future periods, the income accrual must be reduced to reflect lower estimates of future lease income. In the event of default by a lessee, the leased asset may be recorded on the balance sheet along with the related non-recourse debt.

      Lease accounting also includes estimates of future tax rates. Changes in statutory rates could affect the level of lease income recorded, as tax cash flow is a key component of income in a lease transaction.

      Percentage of Completion Accounting

      Percentage of completion accounting is applied to construction and service contracts by Energy Technologies. This method involves estimates of gross profit percentage at the inception of a contract term. As contract work is complete, the gross profit is recognized in our Income Statement. If there is a change in the expected contract gross profit, the change is recognized immediately in the Consolidated Statements of Income. The determination of gross profit includes significant use of contract estimates, both of variables that are directly within our control, and those that are not. For a discussion of the decision to sell our interests in the businesses of Energy Technologies, see Note 4. "Discontinued Operations" of the Notes to Consolidated Financial Statements.

      Measurement of Derivative Financial Instruments

      We use financial instruments to hedge floating interest rate and foreign currency exposure in many markets where we invest. Derivative financial instruments must be valued and recorded as assets or liabilities in the financial statements. The derivation of value includes estimates of future interest rates and exchange rates that are often quite volatile. For a complete discussion of the application of Statement of Financial Accounting Standards, SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS
133), see Note 2. "Summary of Significant Policies" of the Notes to Consolidated Financial Statements.

      Use of Fair Value Accounting

      Resources applies fair value accounting for certain securities held in Limited Partnership interests that have quotable market prices on liquid exchanges. For other securities in the portfolio that do not trade on liquid exchanges, securities are carried at cost unless a valuation report prepared by the fund manager indicates a permanent impairment in value below cost. While objectively derived, the volatility of securities markets over the past few years has caused significant fluctuations in security prices. For example, we recorded net pretax (losses)/gains from fair value adjustments or security sales totaling $(16) million, ($4) million and $24 million for the three years ended, December 31, 2001, December 31, 2000 and December 31, 1999, respectively. While the carrying value of the trading portfolio was only $34 million as of December 31, 2001, it is possible that a volatile market could cause significant fluctuations in our reported income in prospective periods.

      Impairment Testing

      Under SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", (SFAS 121), we test our long-lived assets for impairment periodically using a non-discounted cash flow test to determine if cash flows are sufficient to recover asset or investment balances. Tests are also performed when industry, regulatory or significant changes in market dynamics cause a change in the relative level of income or cash flow projected to be earned from an asset. Our equity investments are tested periodically using the principles of APB 18 "The Equity Method of Accounting for Investments in Common Stock" (APB 18). Impairment testing involves the use of financial models that project asset or investment cash flows in future periods, inclusive of a terminal value. Other assumptions include customer sales growth, inflation, and fuel and labor costs. In 2002, we will apply SFAS 141, "Business Combinations" (SFAS 141) and SFAS 142, "Goodwill and Other Intangible Assets" (SFAS 142). The goodwill impairment testing involves the use of estimates to derive the fair value of a reporting unit inclusive of the goodwill. Also in 2002, we will apply SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS
144), which includes a non-discounted cash flow test similar to SFAS 121. Although management believes its assumptions are the best available and in accordance with industry standards, actual results will likely differ from these assumptions and could have a material adverse impact on our financial condition, results of operations and net cash flows.

      Foreign Currency Accounting

      Our financial statements are prepared using the US Dollar as the reporting currency. In accordance with SFAS 52 "Foreign Currency Translation", foreign operations whose functional currency is deemed to be the local (foreign) currency, asset and liability accounts are translated into US Dollars at current exchange rates and revenues and expenses are translated at average exchange rates prevailing during the period. Translation gains and losses (net of applicable deferred taxes) are not included in determining net income but are reported in Other Comprehensive Income (OCI). Gains and losses on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

      The determination of an entity's functional currency requires management's judgment. It is based on an assessment of the primary currency in which transactions in the local environment are conducted, and whether the local currency can be relied upon as a stable currency in which to conduct business. As economic and business conditions change, we are required to reassess the economic environment and determine the appropriate functional currency. The impact of foreign currency accounting could have a material adverse impact on our financial condition, results of operation and net cash flows.

Environmental Matters

      Global has ownership interests in facilities, including operating power plants and distribution companies and power plants under construction or in development, in numerous countries. These include the United States (California, Hawaii, Maine, New Hampshire, Pennsylvania and Texas), Argentina, Brazil, Chile, China, India, Italy, Oman, Peru, Poland, Taiwan, Tunisia and Venezuela. These operations are subject to compliance with environmental laws and regulations by relevant authorities at each location, which may include air and water quality control, land use, disposal of wastes, aesthetics and other matters. In order to achieve compliance, expenditures may be needed for construction, continued operation or remediation of new and existing facilities and sites.

      As Global pursues new opportunities, they will be required to comply with applicable environmental laws and regulations. Global attempts to take such expenditures into consideration when considering an investment; however, there can be no assurance that environmental laws and regulations will not change. If environmental laws or regulations change in the future, there can be no assurance that our financial condition, results of operations and net cash flows will not be materially and adversely affected. We are committed to operating its businesses cleanly, safely and reliably and strive to comply with all environmental laws, regulations, permits, and licenses. However, despite such efforts, there have been instances of non-compliance, although no such instance resulted in revocation of any permit or license or caused a materially adverse effect on our financial condition, results of operations and net cash flows.

      We do not anticipate any material capital expenditures for environmental control facilities or in connection with compliance with federal, state or local environmental laws and regulations in 2002 or in connection with the generation projects currently in construction or advanced development. We do not believe that compliance with federal, state and local environmental laws and regulations will have a material adverse effect on its financial condition, results of operations and net cash flows.

Business Environment

      We continue to evaluate the economic consequences of the September 11, 2001 terrorist attacks on the United States and subsequent developments, particularly their impact on accelerating the continued economic slowdown in the United States and worldwide. The consequences of a prolonged recession may include the continued weakening of certain Latin American currencies, including the Argentine Peso, Brazilian Real, the Chilean Peso, the Peruvian Sol, and the Venezuelan Bolivar, lower energy prices in power markets, including power markets where Global invests in merchant generation assets, and further credit rating downgrades of certain airlines in the United States and worldwide. As of December 31, 2001, $2.5 billion or 34% of our assets were invested in Latin America, specifically in Argentina, Brazil, Chile, Peru and Venezuela and $108 million or 1% of our assets were comprised of leveraged leases of seven aircraft leased to five separate lessees.

      As of December 31, 2001, Global had $281 million invested in two 1000 MW gas-fired combined-cycle electric generating facilities in Texas, including approximately $165 million of loans earning an annual rate of 12%. Of the $165 million outstanding at December 31, 2001, $88 million was repaid in February 2002. TIE's funding for these payments to Global were made from equity contributions of $44 million from Global and $44 million from Panda Energy. Earnings and cash distributions from TIE during 2001 were $15 million and $25 million, respectively, below expectations due to lower energy prices, resulting from the over-supply of energy in the Texas power market and mild summer temperatures suppressing demand in the region. Global expects this trend to continue until the 2004-2005 time frame when market prices are expected to increase, as older less efficient plants in the Texas power market are expected to be retired and the demand for electricity is expected to increase. However, no assurances can be given as to the accuracy of these estimates. Current projections of future cash flows for each plant, using independent market studies for estimating gas and electricity prices, market heat rates and capacity prices, do not indicate the investment to be impaired. We believe that those independent market studies are the best available for estimating future prices. This impairment test was done in accordance with SFAS 121 at the project level and no assurance can be given as to the accuracy of the projections used in the analysis.

      We cannot predict the impact of any further currency devaluations, continued economic slowdown, lower energy prices and potential lessee payment defaults; however, such impact could have a material adverse effect on its financial condition, results of operations and net cash flows.

Qualitative and Quantitative Disclosures About Market Risk

      The risk inherent in our market risk sensitive instruments and positions is the potential loss arising from adverse changes in commodity prices, equity security prices, interest rates and foreign currency exchange rates as discussed below. Our policy is to use financial instruments to manage risk consistent with our business plans and prudent practices. PSEG has a Risk Management Committee comprised of executive officers, which utilizes an independent risk oversight function to ensure compliance with corporate policies and prudent risk management practices for all of its subsidiaries, including us and our subsidiaries.

      Counterparties expose us to credit losses in the event of nonperformance or nonpayment. We have a credit management process which is used to assess, monitor and mitigate counterparty exposure. In the event of nonperformance or nonpayment by a major counterparty, there may be a material adverse impact on our financial condition, results of operations and net cash flows.

      Commodity Risk

      We are subject to commodity price risk related to the selling prices of electricity at our merchant generation facilities, particularly in the Texas power market. For a comprehensive discussion of our generation plants in Texas and the Texas power market, see "Business Environment", shown below.

Equity Securities

      Resources has investments in equity securities and limited partnerships which invest in equity securities. Resources carries its investments in equity securities at their approximate fair value. Consequently, the carrying value of these investments is affected by changes in the fair value of the underlying securities. Fair value is determined by adjusting the market value of the securities for liquidity and market volatility factors, where appropriate. The aggregate fair values of such investments, which had available market prices at December 31, 2001 and December 31, 2000, were $34 million and $115 million, respectively. The decrease in the recorded amount of investments was primarily due to the sales of its interests in equity securities which had a fair value of $66 million on December 31, 2000 and a decline in the valuation of publicly traded equity securities held within its limited partnerships. A sensitivity analysis has been prepared to estimate our exposure to market volatility of these investments. The potential change in fair value resulting from a hypothetical 10% change in quoted market prices of these investments would result in a $3 million and a $9 million change in revenues for the years ended December 31, 2001 and 2000, respectively.

      Interest Rates

      We are subject to the risk of fluctuating interest rates in the normal course of business. Our policy is to manage interest rates through the use of fixed rate debt, floating rate debt and interest rate swaps. As of December 31, 2001 and December 31, 2000, a hypothetical 10% change in market interest rates would result in a $2 million and a $6 million respectively, change in interest costs related to short-term and floating rate debt. The hypothetical change in interest costs of $2 million for 2001 includes less than $1 million related to discontinued operations. There was no impact in the hypothetical change in interest costs for 2000 related to discontinued operations. For a description of interest rate swaps, see Note 13. "Financial Instruments and Risk Management" of the Notes to Consolidated Financial Statements.

      Foreign Currencies

      We conduct our business on a multinational basis in a wide variety of foreign currencies. Our objective for foreign currency risk management policy is to preserve the economic value of cash flows in currencies other than the US Dollar. Our policy is to hedge significant cash flows, which are probable of occurring, and identified as subject to significant foreign currency variability. In addition, we typically hedge a portion of our exposure resulting from identified anticipated cash flows, providing the flexibility to deal with the variability of longer-term forecasts as well as changing market conditions, in which the cost of hedging may be excessive relative to the level of risk involved. Our foreign currency hedging activities to date include hedges of US Dollar debt arrangements in operating companies that conduct business in currencies other than the US Dollar.

      California Power Market

      As a result of the California energy crisis, Pacific Gas & Electric Company (PG&E) filed for protection under Chapter 11 of the US Bankruptcy Code on April 6, 2001. GWF, Hanford and Tracy had combined pre-petition receivables due from PG&E, for all plants amounting to approximately $62 million. Of this amount, approximately $25 million had been reserved as an allowance for doubtful accounts as of December 21, 2000, resulting in a net receivable balance of approximately $37 million. Global's pro-rata share of this gross receivable and net receivable was approximately $30 million and $18 million, respectively.

      In December 2001, GWF, Hanford and Tracy reached an agreement with PG&E which stipulates that PG&E will make full payment of the $62 million in 12 equal installments, including interest by the end of 2002. On December 31, 2001, PG&E paid GWF $8 million, representing the initial installment payment and all accrued interest due, pursuant to the agreement. As a result of this agreement, GWF, Hanford and Tracy reversed the reserve of $25 million which increased operating income by $25 million (of which Global's share was $11 million).

      As of December 31, 2001, GWF, Hanford and Tracy still had combined pre-petition receivables due from PG&E for all plants amounting to approximately $57 million. Global's pro-rata share of this receivable was $27 million.

Accounting Issues

      For a discussion of significant accounting matters, see Notes 2. "Summary of Significant Accounting Policies" and 3. "Accounting Matters" of the Notes to Consolidated Financial Statements.

Impact of New Accounting Pronouncements

      For a discussion of SFAS 133 and related Derivative Implementation Group issues, see Note 2. "Summary of Significant Accounting Policies." For a discussion of SFAS 141, SFAS 142, SFAS 143, and SFAS 144, see Note 3. "Accounting Matters" of the Notes to Consolidated Financial Statements.

FORWARD LOOKING STATEMENTS

      Except for the historical information contained herein, certain of the matters discussed in this report constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those anticipated. Such statements are based on management's beliefs as well as assumptions made by and information currently available to management. When used herein, the words "will", "anticipate", "intend", "estimate", "believe", "expect", "plan", "hypothetical", "potential", variations of such words and similar expressions are intended to identify forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The following review of factors should not be construed as exhaustive or as any admission regarding the adequacy of our disclosures prior to the effective date of the Private Securities Litigation Reform Act of 1995.

      In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

      o     because a significant  portion of our business is conducted  outside
            the  United  States,   adverse   international   developments  could
            negatively impact our business;

      o credit, commodity, and financial market risks may have an adverse impact;

      o     the electric industry is undergoing substantial change;

      o     generation operating performance may fall below projected levels;

      o we and our subsidiaries are subject to substantial competition from well capitalized participants in the worldwide energy markets;

      o     our ability to service debt could be limited;

      o if our operating performance or cash flow from minority interests falls below projected levels, we may not be able to service our debt;

      o power transmission facilities may impact our ability to deliver our output to customers;

      o     government regulation affects many of our operations;

      o     environmental regulation significantly impacts our operations;

      o     insurance coverage may not be sufficient;

      o     acquisition, construction and development may not be successful; and

      o changes in technology may make our power generation assets less competitive

      o     recession, acts of war or terrorism could have an adverse impact.

ITEM 7A: QUALITATIVE AND QUANTITATIVE DISCLOSURES
         ABOUT MARKET RISK

      Information relating to quantitative and qualitative disclosures about market risk is set forth under the caption "Qualitative and Quantitative Disclosures About Market Risk" in Management's Discussion and Analysis of Financial Condition and Results of Operations and "Use of Derivative Financial Instruments" in Note 2. "Summary of Significant Accounting Policies" of the Notes to Consolidated Financial Statements. Such information is incorporated herein by reference.

ITEM 8: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                            PSEG ENERGY HOLDINGS INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                              (Millions of Dollars)

                                                                           For The Years Ended December 31,
                                                                           -------------------------------
                                                                             2001       2000        1999
                                                                           --------   --------    --------
                                                                             (Includes reclassifications
                                                                                   for discontinued
                                                                                operations; see Note 4.)
OPERATING REVENUES
   Income from Capital and Operating Leases ............................     $ 215      $ 170      $ 112
   Income from Joint Ventures and Partnerships .........................       144        157        135
   Electric Generation and Distribution Revenues .......................       128         --         --
   Gain on Withdrawal from/Sale of Partnerships ........................        75         --         69
   Interest and Dividend Income ........................................        48          3          2
   Other ...............................................................         4         12         12
   Energy Supply Revenues ..............................................        --         67         85
   Net Investment (Losses) Gains .......................................        (2)        35         61
                                                                             -----      -----      -----
        Total Operating Revenues .......................................       612        444        476
                                                                             -----      -----      -----
OPERATING EXPENSES
   Operation and Maintenance ...........................................        30          4          2
   Administrative and General ..........................................        74         67         81
   Electric Energy Costs ...............................................        55         --         --
   Depreciation and Amortization .......................................        15          6          3
   Cost of Energy Sales ................................................        --         58         82
   Write-down of Project Investments ...................................         7         --         44
   Restructuring Charge ................................................        --          7         --
                                                                             -----      -----      -----
          Total Operating Expenses .....................................       181        142        212
                                                                             -----      -----      -----
OPERATING INCOME .......................................................       431        302        264
OTHER (LOSS) INCOME
   Foreign Currency Transaction (loss) gain ............................        (8)         3          2
   Other ...............................................................         4         --          6
                                                                             -----      -----      -----
         Total Other (Loss) Income .....................................        (4)         3          8
INTEREST EXPENSE
   Interest Expense ....................................................       196        155        103
   Capitalized Interest ................................................       (16)       (21)        (9)
                                                                             -----      -----      -----
          Total Interest Expense-Net ...................................       180        134         94
INCOME BEFORE INCOME TAXES, MINORITY INTERESTS,
    DISCONTINUED OPERATIONS, EXTRAORDINARY ITEM
    AND CUMULATIVE EFFECT OF A CHANGE IN
    ACCOUNTING PRINCIPLE ...............................................       247        171        178
INCOME TAXES
   Current .............................................................       (94)      (125)        11
   Deferred ............................................................       150        175         59
   Other ...............................................................         5         (1)        (1)
                                                                             -----      -----      -----
        Total Income Taxes .............................................        61         49         69
MINORITY INTERESTS .....................................................         1         (1)        (1)
                                                                             -----      -----      -----
INCOME BEFORE DISCONTINUED OPERATIONS,
     EXTRAORDINARY ITEM AND CUMULATIVE EFFECT
     OF A CHANGE IN ACCOUNTING PRINCIPLE ...............................       185        123        110
DISCONTINUED OPERATIONS
    Loss From Discontinued Operations (net of tax of
           $4, $4 and $0 in 2001, 2000 and 1999, respectively) .........        (9)        (9)        (2)
                                                                             -----      -----      -----
INCOME BEFORE EXTRAORDINARY ITEM AND
   CUMULATIVE EFFECT OF A CHANGE IN  ACCOUNTING PRINCIPLE ..............       176        114        108
Extraordinary Loss on Early Retirement of Debt (net of tax) ............        (2)        --         --
Cumulative Effect of a Change in Accounting Principle
  (net of tax of $8) ...................................................         9         --         --
                                                                             -----      -----      -----
NET INCOME .............................................................       183        114        108
Preferred Stock Dividend Requirements ..................................        22         24         25
                                                                             -----      -----      -----
EARNINGS AVAILABLE TO PUBLIC SERVICE
  ENTERPRISE GROUP .....................................................     $ 161      $  90      $  83
                                                                             =====      =====      =====

See Notes to Consolidated Financial Statements.

                            PSEG ENERGY HOLDINGS INC.
                           CONSOLIDATED BALANCE SHEETS
                                     ASSETS
                              (Millions of Dollars)

                                                             December 31,
                                                         --------------------
                                                          2001          2000
                                                         ------        ------
                                                     (Includes reclassifications
                                                           for discontinued
                                                       operations; see Note 4.)
CURRENT ASSETS
  Cash and Cash Equivalents ......................       $   54        $   16
  Accounts Receivable:
    Trade ........................................          102            28
    Other Accounts Receivable ....................           18             2
    Affiliated Companies .........................            2            60
  Assets Held for Sale ...........................          422            48
  Notes Receivable ...............................           --             4
  Inventory ......................................           15            --
  Prepayments ....................................            2             1
  Other Current Assets ...........................           --             2
  Current Assets of Discontinued Operations ......          540           305
                                                         ------        ------
       Total Current Assets ......................        1,155           466
                                                         ------        ------
PROPERTY, PLANT AND EQUIPMENT
  Real Estate (net of valuation allowance
    of $0 and $5,  respectively) .................          115           102
  Property and Equipment .........................           43            10
  Electric Generation and Distribution Assets ....          669            10
  Construction in Progress .......................          345           172
                                                         ------        ------
       Total .....................................        1,172           294
  Accumulated Depreciation and Amortization ......         (154)          (18)
                                                         ------        ------
       Net Property, Plant and Equipment .........        1,018           276
                                                         ------        ------
INVESTMENTS
 Capital Leases-Net ..............................        2,784         2,253
 Corporate Joint Ventures ........................        1,105         1,584
 Partnership Interests ...........................          659           575
 Other Investments ...............................           11            10
                                                         ------        ------
       Total Investments .........................        4,559         4,422
                                                         ------        ------
OTHER ASSETS
 Goodwill ........................................          548            --
 Deferred Costs ..................................           82            10
 Other ...........................................           78            23
                                                         ------        ------
       Total Other Assets ........................          708            33
                                                         ------        ------
TOTAL ASSETS .....................................       $7,440        $5,197
                                                         ======        ======

See Notes to Consolidated Financial Statements.

                            PSEG ENERGY HOLDINGS INC.
                           CONSOLIDATED BALANCE SHEETS
                      LIABILITIES AND STOCKHOLDER'S EQUITY
                              (Millions of Dollars)

                                                             December 31,
                                                       ------------------------
                                                         2001           2000
                                                       ---------      ---------
                                                     (Includes reclassifications
                                                    for discontinued operations;
                                                             see Note 4.)

CURRENT LIABILITIES
  Long-Term Debt Due Within One Year .............       $   243        $   267
  Short-Term Borrowings Due to Public
    Service Enterprise Group
      Incorporated ...............................            38             --
  Accounts Payable:
     Trade .......................................            47             12
     Taxes .......................................            21              4
     Interest ....................................            48             31
     Other .......................................            49             19
     Affiliated Companies ........................            43             --
  Borrowings Under Lines of Credit ...............           300            392
  Notes Payable ..................................           285             91
  Current Liabilities of
    Discontinued Operations ......................           259             86
                                                         -------        -------
       Total Current Liabilities .................         1,333            902
                                                         -------        -------
NONCURRENT LIABILITIES
  Deferred Income Taxes and
    Investment and Energy Tax Credits ............         1,211          1,070
  Other Noncurrent Liabilities ...................            95             22
                                                         -------        -------
       Total Noncurrent Liabilities ..............         1,306          1,092
                                                         -------        -------
COMMITMENTS AND CONTINGENT LIABILITIES ...........            --             --
                                                         -------        -------
MINORITY INTERESTS ...............................            47             23
                                                         -------        -------
LONG-TERM DEBT ...................................         2,530          1,431
                                                         -------        -------
STOCKHOLDER'S EQUITY
  Common Stock ...................................            --             --
  Preferred Stock ................................           509            509
  Additional Paid-in Capital .....................         1,490          1,090
  Retained Earnings ..............................           510            353
  Accumulated Other Comprehensive Loss ...........          (285)          (203)
                                                         -------        -------
       Total Stockholder's Equity ................         2,224          1,749
                                                         -------        -------

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY .......       $ 7,440        $ 5,197
                                                         =======        =======

See Notes to Consolidated Financial Statements.

                            PSEG ENERGY HOLDINGS INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Millions of Dollars)

                                                                 For The Years Ended December 31,
                                                                 --------------------------------
                                                                   2001        2000        1999
                                                                 --------     ------      -------
                                                                 (Includes reclassifications for
                                                               discontinued operations; see Note 4.)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income ...............................................     $   183      $   114      $   108
  Adjustments to reconcile net income to net cash flows from operating activities:
    Depreciation and Amortization ..........................          28           25           18
    Deferred Income Taxes (Other than Leases) ..............         (20)         (11)         (32)
    Leveraged Lease Income, Adjusted for Rents Received ....          (6)          74            6
    Investment Distributions ...............................          74           51          134
    Undistributed Earnings from Affiliates .................        (111)         (28)         (53)
    Net Gains on Investments ...............................         (74)         (35)        (116)
    Write-down of Project Investments ......................           7           --           44
    Proceeds from Sales of Capital Leases ..................         104           89          126
    Proceeds from Withdrawal from/Sale of Partnerships .....          75           --           71
    Non-Cash Portion of Restructuring Charge ...............          --            5           --
    Net Changes in certain current assets and liabilities:
       Accounts Receivable .................................         (56)        (107)         (33)
       Accounts Payable ....................................         109           46          (10)
       Other Current Assets and Liabilities ................          51           11           29
    Other ..................................................          15            6           (1)
                                                                 -------      -------      -------
       Net Cash Provided By Operating Activities ...........         379          240          291
                                                                 -------      -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Investments in Joint Ventures and Partnerships ...........        (151)        (368)        (725)
  Investments in Capital Leases ............................        (460)        (460)        (378)
  Acquisitions, Net of Cash Acquired .......................        (810)         (14)         (49)
  Additions to Property, Plant and Equipment ...............        (169)         (56)          (9)
  Return of Capital from Partnerships ......................           2           87           11
  Additions to Deferred Project Costs ......................         (31)          (8)          (7)
  Other ....................................................         (98)         (36)          --
                                                                 -------      -------      -------
       Net Cash Used In Investing Activities ...............      (1,717)        (855)      (1,157)
                                                                 -------      -------      -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from Additional Paid-in Capital .................         400          300          200
  Net Increase in Short-Term Debt ..........................         139          146          145
  Net Increase in Short-Term Intercompany Borrowings .......          40           --           --
  Cash Dividends Paid ......................................         (26)         (37)         (29)
  Repayment of Long-Term Debt ..............................        (422)        (155)        (250)
  Proceeds from Long-Term Debt .............................       1,287          331          835
  Other ....................................................         (42)           4            1
                                                                 -------      -------      -------
       Net Cash Provided By Financing Activities ...........       1,376          589          902
                                                                 -------      -------      -------
Net Change In Cash And Cash Equivalents ....................          38          (26)          36
Cash And Cash Equivalents At Beginning Of Year .............          16           42            6
                                                                 -------      -------      -------
Cash And Cash Equivalents At End Of Year ...................     $    54      $    16      $    42
                                                                 =======      =======      =======
Supplemental Disclosure of Cash Flow Information
   Cash Payments (Receipts)  for:
       Income Taxes (Benefits) .............................     $  (178)     $  (105)     $     3
       Interest Expense ....................................     $   155      $    87      $    74

Non-Cash Investing and Financing Activities:
       Issuance of PSEG Stock for Companies Acquired .......     $    --      $    --      $    11
       Fair Value of Property, Plant and Equipment Acquired      $   727      $   182      $     5
       Debt Assumed from Companies Acquired ................     $   256      $   161      $    11

See Notes to Consolidated Financial Statements.

                            PSEG ENERGY HOLDINGS INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                              (Millions of Dollars)

                                                                                        Accumulated
                                                                Additional                 Other             Total
                                          Common    Preferred    Paid-in     Retained   Comprehensive    Stockholder's
                                           Stock      Stock      Capital     Earnings   Income (Loss)       Equity
                                          ------    ---------   ----------   --------   -------------    -------------
Balance as of January 1, 1999 ......     $ --       $   509       $   579     $   197      $   (43)         $ 1,242
    Net Income .....................       --            --            --         108           --              108
    Other Comprehensive Income
      (Loss), net of tax:
    Currency Translation Adjustment,
      net of tax of $(17) ..........       --            --            --          --         (157)            (157)
                                                                                                            -------
        Other Comprehensive Loss ...       --            --            --          --           --             (157)
                                                                                                            -------
    Comprehensive Loss .............       --            --            --          --           --              (49)
    Additional Paid-in Capital .....       --            --           211          --           --              211
    Preferred Stock Dividends ......       --            --            --         (25)          --              (25)
    Common Stock Dividends .........       --            --            --          (4)          --               (4)
                                         ----       -------       -------     -------      -------          -------
Balance as of December 31, 1999 ....       --           509           790         276         (200)           1,375
                                         ----       -------       -------     -------      -------          -------
    Net Income .....................       --            --            --         114           --              114
    Other Comprehensive Income
      (Loss), net of tax:
    Currency Translation Adjustment,
      net of tax of $0 .............       --            --            --          --           (3)              (3)
                                                                                                            -------
        Other Comprehensive Loss ...       --            --            --          --           --               (3)
                                                                                                            -------
    Comprehensive Income ...........       --            --            --          --           --              111
    Additional Paid-in Capital .....       --            --           300          --           --              300
    Preferred Stock Dividends ......       --            --            --         (24)          --              (24)
    Common Stock Dividends .........       --            --            --         (13)          --              (13)
                                         ----       -------       -------     -------      -------          -------
Balance as of December 31, 2000 ....       --           509         1,090         353         (203)           1,749
                                         ----       -------       -------     -------      -------          -------
    Net Income .....................       --            --            --         183           --              183
    Other Comprehensive Income
      (Loss), net of tax:
    Currency Translation Adjustment,
      net of tax of $(6) ...........       --            --            --          --          (55)             (55)
    Cumulative Effect of a Change
      in Accounting Principle
      (net of tax of $14 and
      minority interest of $12) ....       --            --            --          --          (15)             (15)
    Current Period Declines in Fair
      Value of Derivative
      Instruments-Net ..............       --            --            --          --          (16)             (16)
    Reclassification Adjustments for
      Net Amounts Included
      in Net Income ................       --            --            --          --            4                4
                                                                                                            -------
        Other Comprehensive Loss ...       --            --            --          --           --              (82)
                                                                                                            -------
    Comprehensive Income ...........       --            --            --          --           --              101
    Additional Paid-in Capital .....       --            --           400          --           --              400
    Preferred Stock Dividends ......       --            --            --         (22)          --              (22)
    Common Stock Dividends .........       --            --            --          (4)          --               (4)
                                         ----       -------       -------     -------      -------          -------
Balance as of December 31, 2001 ....     $ --       $   509       $ 1,490     $   510      $  (285)         $ 2,224
                                         ====       =======       =======     =======      =======          =======

                            PSEG ENERGY HOLDINGS INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION

      PSEG Energy Holdings Inc. (Energy Holdings), a wholly-owned subsidiary of Public Service Enterprise Group Incorporated (PSEG), is the parent of PSEG Global Inc. (Global), which invests and participates in the development and operation of projects in the generation and distribution of energy, which include cogeneration and independent power production facilities and electric distribution companies; PSEG Resources Inc. (Resources), which makes investments primarily in assets that can provide funds for future growth as well as provide incremental earnings for Energy Holdings; PSEG Energy Technologies Inc. (Energy Technologies), which provides energy-related services and construction to industrial and commercial customers; Enterprise Group Development Corporation
(EGDC), a commercial real estate property management business; PSEG Capital Corporation (PSEG Capital), which serves as a financing vehicle for our subsidiaries, and borrows on the basis of a minimum net worth maintenance agreement with PSEG; and Enterprise Capital Funding Corporation (Funding) which is currently inactive and formerly served as the financing vehicle on the basis of our consolidated financial position. EGDC has been conducting a controlled exit from the real estate business since 1993. In June 2002, we announced our intention to exit the businesses of Energy Technologies, and one of Global's investments, Tanir Bavi, an electric generation facility in India. For additional information, see Note 4. "Discontinued Operations" and Note 21. "Subsequent Events--DSM Investments."

      Unless  the  context  otherwise  indicates,   all  references  to  "Energy
Holdings," "we," "us" or "our" herein mean PSEG Energy Holdings Inc. and its consolidated subsidiaries.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Consolidation

      The consolidated financial statements include our accounts and all direct and indirect subsidiaries in which we have a controlling interest. All significant intercompany accounts and transactions have been eliminated in consolidation. For a discussion of recent acquisitions by Global, including those that are majority-owned subsidiaries, see Note 6. "Investments in Global's Assets."

      Reclassifications

      Certain reclassifications of prior period data have been made to conform with the current presentation.

      Cash and Temporary Cash Investments

      We classify cash and investments, with original or purchased maturities of three months or less, as cash and temporary cash investments.

      Property, Plant and Equipment

      The estimated useful lives for purposes of computing depreciation, on a straight-line basis are from 3 to 12 years for furniture and equipment and 20 years for buildings. The estimated useful lives for purposes of computing depreciation, on a straight-line basis are up to 40 years for Electric Generation and Distribution assets. Maintenance and repairs are expensed when incurred.

      Construction progress payments, engineering costs, insurance costs, salaries, interest and other costs relating to electric generation construction in progress are capitalized for those generation assets that are consolidated. Construction in progress balances will be transferred to Electric Generation assets when the assets are ready for their intended use.

      Assets Held For Sale

      For a discussion of the pending sale of certain investments in Argentina, see Note 20. "Subsequent Events."

      EGDC has been conducting a controlled exit from the real estate business since 1993. In 1999, a pre-tax charge of $11 million was recorded for a property held for sale. This amount is recorded in operations and maintenance expense. Since EGDC has been conducting a controlled exit from the real estate business, gains and losses from property sales are considered to be in the normal course of business of EGDC. As of December 31, 2001 and December 31, 2000, EGDC has three properties and four properties, respectively, reported as Assets Held for Sale amounting to $23 million and $13 million, respectively.

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Impairment of Long-lived Assets

      Statement of Financial Accounting Standards 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", requires that long-lived assets and certain intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If undiscounted expected future cash flows are less than the carrying value of the asset, an impairment loss is to be recognized based on the fair value of the asset.

      The application of SFAS 121 relates to long-lived assets of consolidated affiliates as well as long-lived generation assets of affiliates accounted for under the equity method. Should an impairment loss be recognized at one of our affiliates, its pro-rata share of the loss after taxes would be reflected in our consolidated statements of income. For the years ended December 31, 2001, 2000, and 1999, no such impairment losses were recognized against the long-lived assets of our affiliates.

      Capital Leases

      Resources, as lessor, leases property and equipment, through leveraged leases, with terms ranging from 4 to 45 years. The lease investments are recorded on a net basis by summing the lease rents receivable over the lease term and adding the residual value, if any, less unearned income and deferred taxes to be recognized over the lease term. Leveraged leases are recorded net of non-recourse debt.

      Income on leveraged leases is recognized by a method which produces a constant rate of return on the outstanding net investment in the lease, net of the related deferred tax liability, in the years in which the net investment is positive. Initial direct costs are deferred and amortized using the interest method over the lease period.

      Investments in Corporate Joint Ventures and Partnerships

      Global's and Resources' interests in active joint ventures and partnerships are accounted for under the equity method of accounting where its ownership interest is 50% or less and significant influence over joint venture or partnership operating and management decisions exist. The pro-rata share of income or loss is recorded in the Income from Joint Ventures and Partnerships Line of the Consolidated Statements of Income with a corresponding increase in the investment amount on the Consolidated Balance Sheets. Cash distributions are recorded as reductions to the investment balance on the Consolidated Balance Sheets. For investments in which significant influence does not exist, the cost method of accounting is applied. Interest is capitalized on investments during the construction and development of qualifying assets. The capitalized interest is amortized over the operating lives of the projects beginning on the date of commercial operation. The amount of interest capitalized was $16 million, $21 million, and $9 million for the years ended December 31, 2001, 2000, and 1999, respectively.

      Resources carries its partnership investments in certain venture capital and leveraged buyout funds investing in securities at fair value where market quotations and an established liquid market of underlying securities in the portfolio are available. Fair value is determined based on the review of market price and volume data in conjunction with our invested liquid position in such securities. Changes in fair value are recorded in Net investment (losses) gains in the Consolidated Statements of Income.

      Income Taxes

      We and our subsidiaries file a consolidated Federal income tax return with PSEG. We and our subsidiaries have entered into tax allocation agreements with PSEG which provide that we and our subsidiaries will record our tax liabilities as though we were filing separate returns and will record tax benefits to the extent that PSEG is able to receive those benefits. Deferred income taxes are provided for the temporary differences between book and taxable income, resulting primarily from the use of revenue recognition under the equity method of accounting for book purposes, as well as the use of accelerated depreciation for tax purposes and the recognition of fair value accounting for book purposes. We defer and amortize investment and energy tax credits over the lives of the related properties. Energy Holdings' effective tax rate differs from the statutory federal income tax rate of 35% primarily due to the imposition of state taxes and the fact that Global accounts for most of its foreign investments using the equity method of accounting. Under such accounting method, Global reflects in revenues its pro-rata share of the investment's net income and the foreign income taxes are a component of our equity in earnings rather than included as a component of our income tax provision.

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Derivative Financial Instruments

      We and our subsidiaries use derivative financial instruments to manage risk from changes in interest rates and foreign currency exchange rates, pursuant to its business plans and prudent practices.

      On January 1, 2001, we adopted SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. The standard requires an entity to recognize the fair value of derivatives held as assets or liabilities on the balance sheet. The change in the fair value of the effective portion of the gain or loss on a derivative instrument designated as a cash flow hedge is reported in Other Comprehensive Income (OCI), net of tax. Amounts in accumulated OCI are ultimately recognized in earnings when the related hedged forecasted transaction occurs. The change in the fair value of the ineffective portion of the gain or loss on a derivative instrument is recorded in earnings. Derivative instruments that have not been designated as hedges are adjusted to fair value through earnings. Energy Holdings and its subsidiaries have not utilized any derivative instruments for fair value hedging purposes.

      Effective January 1, 2001, we recorded a cumulative effect from adopting SFAS 133 as follows:

                                                                       Other
                                                                   Comprehensive
                                                        Earnings       Income
                                                       ----------  -------------
                                                        (Millions of Dollars)
Adjustment to fair value of derivatives .........        $23            $(41)
Income tax effects ..............................         (8)             14
Minority interests effects ......................         (6)             12
                                                         ---            ----
Total ...........................................        $ 9            $(15)
                                                         ---            ----

      The cumulative effect on earnings was comprised of one significant element associated with a Power Purchase Agreement (PPA) that Carthage Power Company, a Global affiliate, entered into that provides for indexation of foreign currencies to the US Dollar over the tariff collection period. The indexation provides for an increased amount of foreign currency to be provided to the affiliated entity in the event of a devaluation in the foreign currency.

      The indexation portion of the PPA is considered an embedded derivative and has been recognized and valued separately as a derivative instrument. As currencies devalue/revalue in relation to the US Dollar, the derivative increases/decreases in value equal to the discounted present value of additional units of foreign currency (measured in US Dollars) over the life of the PPA.
This increased/decreased value is reported on the balance sheet as an asset/liability. To the extent that such indexation is provided to hedge foreign currency debt exposure, the offsetting amount is recorded in OCI. Amounts will be reclassed from OCI to Earnings over the life of the debt beginning on the date of commercial operation of the project, expected to occur in 2002. To the extent such indexation is provided to hedge an equity return in US Dollars, the offsetting amount is recorded in Earnings. The total value of this embedded derivative was recorded on January 1, 2001 as a transition adjustment to Earnings as required by SFAS 133. All changes in fair value of this embedded derivative recorded subsequent to January 1, 2001 impact both OCI and Earnings.

      The cumulative effect on OCI was attributable to marking to market interest rate swaps used to hedge variable-rate borrowings. Decreases in the fair values of these instruments were attributable to declines in interest rates since inception of the hedging arrangements and will be recognized contemporaneously in Earnings in future periods by offsetting lower interest expense associated with the hedged items.

      The fair value of the derivative instruments is determined by reference to quoted market prices, listed contracts, published quotations or quotations from counterparties. In the absence thereof, we utilized mathematical models based on current and historical data.

      The Financial Accounting Standards Board (FASB) Derivative Implementation Group (DIG) issued guidance, effective January 1, 2002, regarding the normal purchases and normal sales exception for option-type contracts and forward contracts in electricity. In addition, the FASB DIG issued amended guidance, effective April 1, 2002, regarding the normal purchases and normal sales exception to contracts that combine a forward contract and a purchased option contract. We are currently evaluating this guidance in light of its potential impacts, and cannot predict the impact on its financial position of results of operations, however, such impact could be material.

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      We do not enter into derivative financial instruments for trading purposes.

      See Note 13. "Financial Instruments and Risk Management." for additional information.

      Foreign Currency

      Our financial statements are prepared using the US Dollar as the reporting currency. For foreign operations whose functional currency is deemed to be the local (foreign) currency, asset and liability accounts are translated into US Dollars at current exchange rates and revenues and expenses are translated at average exchange rates prevailing during the period. Translation gains and losses (net of applicable deferred taxes) are not included in determining net income but are reported in OCI (See the Consolidated Statements of Stockholder's Equity).

      The exchange rate is the ratio between a unit of one currency and the amount of another currency for which that unit can be exchanged at a particular time. If exchangeability between two currencies is temporarily lacking at balance sheet date, the first subsequent rate at which exchanges can be obtained are used for translation.

      Gains and losses on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Gains and losses on foreign currency transactions, which operate as hedges of identifiable foreign currency commitments, hedges of foreign currency investment positions, or when the entities involved in the transactions are consolidated or accounted for by the equity method and settlement of the transaction is not expected in the foreseeable future, are included in OCI.

      Net Investment Gains or Losses

      Resources holds a beneficial partnership interest in two leveraged buyout funds which hold publicly traded securities. Investment gains or losses are recognized in income as the value of securities in the funds fluctuate. When securities are sold from the funds and cash is distributed, such gains or losses become realized. The investments in leveraged buyout funds represent investments in marketable securities that are accounted for using fair value accounting. Resources also recognizes investment gains or losses when leveraged lease interests are sold at an amount either greater or less than the carrying amount, respectively. Losses are also recognized if management determines that there has been other than a temporary decline in the market value of a property subject to leveraged lease or a change in the assumption of the residual value expected upon lease termination. Increases in market value of leased property are not recognized in the financial statements. Investment gains or losses are also recognized upon sale of partnership interests at amounts greater than or less than the recorded amount, respectively.

      Energy Service Earnings/Losses

      Energy Technologies' earnings/losses from fixed price and other long-term construction contracts are recognized on the percentage-of-completion method of accounting determined by the ratio of costs incurred to management's estimates of final total anticipated costs. Earnings/losses from cost-plus-fee and time and material contracts are recognized on the basis of costs incurred during the period plus the fee earned, measured by the cost-to-cost method and are included in Energy service earnings/losses within Loss from Discontinued Operations in the Consolidated Statements of Income. Contract costs include all direct labor and benefits, material purchased for or installed in the project, subcontract costs and allocations of indirect construction costs, and are recorded as a component of Loss from Discontinued Operations. As contracts extend over one or more years, revisions in cost and profit estimates during the course of the work are reflected in the accounting period in which the facts that require the revisions become known. Amounts representing contract change orders, customer approved claims or other items are included in Loss from Discontinued Operations only when they can be reasonably estimated and realization is probable. When it is indicated that a contract will result in an ultimate loss, the entire loss is recognized in the financial statements during the period in which such loss becomes known.

      Energy Supply

      Prior to February 2000, Energy Technologies recorded revenues from the sale of natural gas and electricity to customers. These sales were recorded in Energy Supply Revenues in the consolidated statements of income and related supply costs were recorded in cost of energy sales.

      As a result of exiting from the electric and gas commodity business, Energy Technologies recognized a pre-tax restructuring charge of approximately $7 million for the year ended December 31, 2000. Of this

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

amount approximately $2 million related to employee severance costs for the termination of approximately 60 employees, $2 million related to deferred natural gas transportation costs and $3 million was related to the write-off of computer hardware and software. As of December 31, 2000, all severance costs had been paid related to the terminations.

      Deferred Project Costs

      Global capitalizes all direct external and direct internal costs related to project development once a project reaches certain milestones. Once the project reaches financial closing, Global transfers the deferred project balance to the investment account. These costs are amortized on a straight-line basis over the lives of the related project assets as a reduction to equity in earnings of the investee. Such amortization commences upon the date of commercial operation. Development costs related to unsuccessful projects are charged to expense. Deferred project costs on the consolidated balance sheets are shown in Other Assets.

      Deferred Debt Issuance Costs

      Deferred debt issuance costs are amortized over the term of the related indebtedness using the interest method. Such costs are recorded as a component of Other Long Term Assets.

      Goodwill

      We classified the cost in excess of fair value of the net assets as goodwill (including tax attributes) of companies acquired in purchase business transactions. Goodwill recorded in connection with acquisitions that occurred prior to July 1, 2001 was amortized on a straight-line method over 20 years. For a discussion of recent accounting standards with respect to recent business combinations and goodwill, see Note 3. "Accounting Matters".

      Discontinued Operations

      In June 2002, we announced our intention to exit the businesses of Energy Technologies, and one of Global's investments, Tanir Bavi. The results of these discontinued operations, less applicable income taxes (benefit) are reported as a separate component of income (loss) before extraordinary items and the cumulative effect of a change in accounting principles. The assets and liabilities of these entities are reflected separately in the Consolidated Balance Sheets as Current Assets of Discontinued Operations and Current Liabilities of Discontinued Operations. The Consolidated Statements of Cash Flows reflect the reduction in Cash and Cash Equivalents related to the reclassification to Current Assets of Discontinued Operations. These adjustments to the Statements of Cash Flows related to the reduction in Cash and Cash Equivalents have been reflected within Operating Activities. The consolidated statements for all periods have been restated to present these businesses as discontinued operations. For additional information, see Note 4. "Discontinued Operations" and Note 21. "Subsequent Events -- DSM Investments."

      Use of Estimates

      The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

NOTE 3. ACCOUNTING MATTERS

      In July 2001,  the FASB issued  SFAS 141,  "Business  Combinations"  (SFAS
141), and SFAS 142, "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS 121. We are required to adopt the provisions of SFAS 141 immediately, and SFAS 142 effective January 1, 2002. A transitional goodwill impairment test will be completed and will require us to perform an assessment of whether there is an indication that

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

goodwill [and equity method goodwill] is impaired as of the date of adoption. An impairment loss, as of the date of adoption, will be recognized as the cumulative effect of a change in accounting principle in the first interim period, if applicable. If certain events or changes in circumstance indicate that goodwill might be impaired before completion of the transitional goodwill impairment test, goodwill shall be tested for impairment and any impairment loss shall be recorded as a component of income from continuing operations.

      For a discussion of the potential goodwill impairment, see Note 14. "Commitments and Contingencies."

      Also in July 2001, the FASB issued SFAS 143, "Accounting for Asset Retirement Obligations" (SFAS 143). Under SFAS 143, the fair value of a liability for an asset retirement obligation should be recorded in the period in which it is incurred. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 is effective for fiscal years beginning after June 15, 2002. We are currently evaluating this guidance and cannot determine the impact on our financial position, results of operations, or net cash flows.

      In August 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS 144 modifies the rules for accounting for the impairment or disposal of long-lived assets. The new rules become effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. We are currently evaluating this guidance and cannot determine the impact on our financial position, results of operations, or net cash flows, however, such impact could be material.

NOTE 4. DISCONTINUED OPERATIONS

      These financial statements include reclassifications to our Consolidated Balance Sheets as of December 31, 2001 and 2000 and Consolidated Statements of Income and Cash Flows for each of the three years in the period ended December 31, 2001 to reflect the effects of a decision in June 2002, to discontinue operations of Energy Technologies and Global's interest in Tanir Bavi, an electric generation facility in India. The revisions are limited to these events and impact the selected financial data, management's discussion and analysis, the financial statements and the related notes and Schedule II -- valuation and qualifying accounts. NO ATTEMPT HAS BEEN MADE IN TO MODIFY OR UPDATE OTHER DISCLOSURES AS PRESENTED IN OUR FINANCIAL STATEMENTS FILED ON THE ORIGINAL FORM 10-K EXCEPT AS REQUIRED TO REFLECT THE EFFECTS OF THE DISCONTINUED OPERATIONS.

Energy Technologies' Investments

      Energy Technologies is comprised of 11 heating, ventilating and air conditioning (HVAC) operating companies and an asset management group which includes various Demand Side Management (DSM) investments. DSM investments in long-term contracts represent expenditures made by Energy Technologies to share DSM customers' costs associated with the installation of energy efficient equipment. DSM revenues are earned principally from monthly payments received from utilities, which represent shared electricity savings from the installation of the energy efficient equipment.

      In June 2002, we adopted a plan to sell our interests in the HVAC operating companies. The sale of the HVAC operating companies is planned to be completed in 2002. We have retained the services of an investment banking firm which is marketing the HVAC operating companies to interested parties and has completed an analysis of the fair market value of the operating companies. The fair value was lower than our carrying value of these companies, resulting in an impairment loss recognized for the quarter and six months ended June 30, 2002 (as noted below). Additionally, we have initiated a process for the sale of Energy Technologies' asset management group, which, as of June 30, 2002, we expected to sell by June 30, 2003. Based on our assessments, we believe the fair market value of these asset management group assets approximates their carrying value as of June 30, 2002 and accordingly no impairment loss was indicated. The HVAC operating companies and the asset management group meet the criteria for classification as components of discontinued operations and all prior periods have been reclassified accordingly. For additional information regarding the DSM Investments, see Note 21. "Subsequent Events - DSM Investments."

      Operating results of the asset management group and DSM investments at Energy Technologies, less certain allocated costs from Energy Holdings, have been reclassified into discontinued operations in our Consolidated Statements of Income. For the years ended

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2000 and 1999, the businesses of Energy Technologies included retail commodity sales of electricity and natural gas, which do not qualify for accounting treatment as discontinued operations. The results of operations of discontinued operations for the three years ended December 31, 2001, 2000 and 1999, respectively, are disclosed below:

                                                 Years Ended December 31,
                                             --------------------------------
                                              2001         2000         1999
                                             ------       ------       ------

Operating Revenues ...................        $467         $349         $211
Pre-Tax Operating Loss ...............         (21)         (10)          (2)
Loss Before Income Taxes .............         (24)         (13)          (2)

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The carrying amounts of the assets and liabilities of Energy Technologies' investments, as of December 31, 2001 and December 31, 2000, have been reclassified into Current Assets of Discontinued Operations and Current Liabilities of Discontinued Operations, respectively, on our Consolidated Balance Sheets. The carrying amounts of the major classes of assets and liabilities of Energy Technologies' investments, as of December 31, 2001 and December 31, 2000, are summarized in the following table:

                                                     December 31,   December 31,
                                                         2001           2000
                                                     ------------   ------------
CURRENT ASSETS                                          (millions of dollars)
Accounts Receivable:
Trade (net of allowance for doubtful accounts) ...      $ 114           $ 105
Notes Receivable .................................         21              17
Costs and Estimated Earnings
  in Excess of Billings on
  Uncompleted Contracts ..........................         19              27
Other ............................................          4              17
                                                        -----           -----
Total Current Assets .............................        158             166
                                                        -----           -----

PROPERTY, PLANT AND EQUIPMENT
Property, Plant and Equipment ....................         45              49
Accumulated Depreciation
  and Amortization ...............................        (31)            (31)
                                                        -----           -----
Net Property, Plant and Equipment ................         14              18
                                                        -----           -----
INVESTMENTS ......................................         54              60
                                                        -----           -----
OTHER ASSETS
Goodwill .........................................         53              56
Other ............................................          4               5
                                                        -----           -----
Total Other Assets ...............................         57              61
                                                        -----           -----
TOTAL ASSETS .....................................      $ 283           $ 305
                                                        =====           =====
CURRENT LIABILITIES
Accounts Payable:
Trade ............................................      $  37           $  43
Other ............................................         17              13
Affiliated Companies .............................          8               5
Billing in Excess of Costs and Estimated
  Earnings on Uncompleted Contracts ..............         19              18
                                                        -----           -----
Total Current Labilities .........................         81              79
                                                        -----           -----
NONCURRENT LIABILITIES ...........................          5               6

LONG-TERM DEBT ...................................          1               1
                                                        -----           -----
TOTAL LIABILITIES ................................      $  87           $  86
                                                        =====           =====

      As a result of our June 2002 adoption of a plan to sell our interests in the 11 HVAC operating companies, we have reduced the related carrying value to their fair value less costs to sell, and recorded a loss on disposal for the quarter and six months ended June 30, 2002 of $20 million, net of $11 million in taxes.

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tanir Bavi

      Global owns a 74% interest in Tanir Bavi Power Company Private Ltd. (Tanir
Bavi), which owns and operates a 220 MW barge mounted, combined-cycle generating facility in India. The plant commenced combined-cycle commercial operation in 2001. Power from the plant is being sold under a seven-year fixed price Power Purchase Agreement (PPA) with the Karnataka Power Transmission Company Limited (KPTCL), a state affiliated entity, formerly known as Karnataka Electricity Board.

      Tanir Bavi has been in dispute with KPTCL regarding the terms of payment specified in the PPA relating to the fixed portion of the tariff, which is approximately US $0.04 per kilowatt-hour. The amount of the dispute is approximately half of this fixed amount. During the first quarter of 2002, KPTCL referred the dispute to the government of Karnataka, which directed KPTCL to accept Tanir Bavi's position. Prior to KPTCL's acceptance of such direction, however, the Karnataka Electricity Regulatory Commission (KERC) exercised jurisdiction over the matter and requested that KPTCL not comply with the requests of the government of Karnataka until KERC had reviewed the matter. A hearing was held in May 2002, at which KERC determined that the disputed amounts could not be paid until the parties complied with the dispute resolution process called for in the PPA. The dispute resolution process and certain other legal remedies could take an extended period of time before a result is known. While pursuing legal recourse, it is likely we would need to make additional equity contributions in the plant to maintain liquidity. We believe the delays in the process have greatly diminished our expectations of a satisfactory resolution and in June 2002, we adopted a plan to exit Tanir Bavi.

      Global and its partner in this venture, GMR Vasavi Group, a local Indian company, are in negotiations for the sale of Global's majority interest in Tanir Bavi to the GMR Vasavi Group. The final negotiations and completion of sale are expected to occur in 2002. Should this sale not be consummated, we will seek another buyer for this facility. In such an event, we can give no assurances that we will be able to realize the amount of our carrying value. Tanir Bavi meets the criteria for classification as a component of discontinued operations and all periods reflect such classification.

      Our share of operating results of this discontinued operation are summarized in the following table:

                                                Years Ended December 31,
                                            -------------------------------
                                              2001        2000       1999
                                            ---------   --------    -------
Operating Revenues ......................     $56         $--         $--
Operating Income ........................      16          --          --
Income Before Income Taxes ..............      14          --          --

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The carrying amounts of the assets and liabilities of Tanir Bavi, as of December 31, 2001, have been reclassified into Current Assets of Discontinued Operations and Current Liabilities of Discontinued Operations, respectively, in our Consolidated Balance Sheets. The carrying amounts of the major classes of assets and liabilities of Tanir Bavi, as of December 31, 2001 are summarized in the following tables:

                                                             December 31, 2001
                                                            -------------------
CURRENT ASSETS                                              Millions of Dollars)
Cash ......................................................        $  2
Accounts Receivable:
Trade (net of allowance for doubtful accounts) ............          27
Notes Receivable ..........................................           5
Inventory .................................................           3
                                                                   ----
Total Current Assets ......................................          37
                                                                   ----
PROPERTY, PLANT AND EQUIPMENT
Electric Generation and Distribution Assets ...............         194
Accumulated Depreciation ..................................          (4)
                                                                   ----
Net Property, Plant and Equipment .........................         190
                                                                   ----
OTHER ASSETS
Goodwill ..................................................          27
Other .....................................................           3
                                                                   ----
TOTAL OTHER ASSETS ........................................          30
                                                                   ----
TOTAL ASSETS ..............................................        $257
                                                                   ====
LIABILITIES
Long-Term Debt Due Within One Year ........................        $ 28
Accounts Payable-Trade ....................................          16
Accounts Payable-Other ....................................           1
                                                                   ----
Total Current Liabilities .................................          45
                                                                   ----
LONG-TERM DEBT ............................................         108

MINORITY INTEREST .........................................          19
                                                                   ----

TOTAL LIABILITIES .........................................        $172
                                                                   ====

      As of December 31, 2000, we had $18 million of an equity method investment associated with our 50% interest in Tanir Bavi.

      As a result of our June 2002 adoption of a plan to sell our interests in Tanir Bavi, we have reduced the related carrying value to its fair value less costs to sell and recorded a loss on disposal for the quarter and six months ended June 30, 2002 of $14 million (after-tax).

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5. CAPITAL LEASES

      Resources' net investment in leveraged leases is composed of the following elements:

                                                               December 31,
                                                          ----------------------
                                                           2001            2000
                                                          ------          ------
                                                          (Millions of Dollars)
Lease rents receivable (net of
  principal and interest
  on non-recourse debt) ........................          $3,644          $3,175
Estimated residual value of
  leased assets ................................           1,414           1,040
                                                          ------          ------
                                                           5,058           4,215
Less - unearned and
  deferred income ..............................           2,274           1,962
                                                          ------          ------
Investment in leveraged leases .................           2,784           2,253
Less - deferred taxes
  arising from leveraged leases ................           1,175           1,031
                                                          ------          ------
Net investment in leveraged
  leases .......................................          $1,609          $1,222
                                                          ======          ======

      Resources' pre-tax income and income tax effects related to investments in leveraged leases are as follows:

                                                 Years ended December 31,
                                              ------------------------------
                                              2001         2000         1999
                                              ----         ----         ----
                                                  (Millions of Dollars)
Pre-tax income .......................        $206         $163         $112
                                              ====         ====         ====
Income tax effect on
  pre-tax income .....................        $ 62         $ 58         $ 41
Amortization of investment
  tax credits ........................        $ (1)        $ (1)        $ (1)

      Resources' leases property and equipment, through leveraged leases, with terms ranging from 8 to 45 years. The leveraged lease portfolio consisted of the following types of property:

                                                               December 31,
                                                           --------------------
                                                           2001            2000
                                                           ----            ----
Energy-related ...............................              86%             79%
Aircraft .....................................               4%              9%
Real Estate ..................................               7%              7%
Commuter rail cars ...........................               3%              4%
Industrial ...................................              --               1%

      Resources' initial investment in leveraged leases represents approximately 15% to 20% of the purchase price of the leveraged leased property; the balance is provided by third-party financing in the form of non-recourse long-term debt which is secured by the property.

      In 2001, Resources negotiated the early termination of nine leveraged leases and received cash proceeds of $104 million and recognized a pre-tax gain of $15 million.

      In 2000, Resources negotiated the early termination of four leveraged leases and received cash proceeds of $89 million and recognized a pre-tax gain of $38 million.

      In 1999, Resources negotiated the early termination of three leveraged leases and received cash proceeds of $126 million and recognized a pre-tax gain of $22 million. The pre-tax gains were recorded in Net investment gains.

NOTE 6. INVESTMENTS IN GLOBAL'S ASSETS

      Global's investments include domestic qualifying facilities (QFs) under the Public Utility Regulatory Policies Act of 1978, exempt wholesale generators
(EWGs) under the 1992 amendments to the Public Utility Holding Company Act of 1935 and foreign utility companies (FUCOs). Global's investments are generally financed through debt that is non-recourse to Global and Energy Holdings. Global's investments in QF projects have been undertaken with other participants because Global, together with other utility affiliates, may not own more than 50% of a QF subsequent to its in-service date. Projects involving EWGs are not restricted to a 50% investment limitation.

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      As of December 31, 2001, Global's portfolio consisted of investments in 30 cogeneration or independent power projects (and 13 under construction or advanced development) which range in gross production capacities from 15 to 1,000 megawatts (MW) of electricity, and eight electric distribution companies. As of December 31, 2001 and December 31, 2000, Global's assets, which include equity and consolidated projects, and share of project MW by region were as follows:

                           2001          MW            2000            MW
                         -------       ------         -------        ------
                        (Millions of               (Millions of
                          Dollars)                   Dollars)
Generation
North America ........     $  476        1,350       $  321          1,294
Latin America ........        391          685          115            501
Asia Pacific .........        131          246          111            161
Europe (1) ...........        478          774          287            593
India (2) ............         78          228           33            397
Distribution
Latin America ........      2,081          N/A        1,221            N/A
Other
Other (3) ............        182          N/A          165            N/A
                           ------       ------       ------         ------
Total Investment .....     $3,817        3,283       $2,253          2,946
                           ======       ======       ======         ======

      (1)   Europe and Africa

      (2) India and the Middle East. Amounts for 2001 exclude $257 million of assets and 163 MW related to the discontinued operations of Tanir Bavi. Amounts for 2000 exclude $18 million of assets and 163 MW related to the discontinued operations of Tanir Bavi.

      (3) Assets not allocated to a specific project, including corporate receivables.

      Investments in and Advances to Affiliates

      Investments in net assets of affiliated companies accounted for under the equity method of accounting by Global amounted to $1.5 billion and $1.9 billion at December 31, 2001 and December 31, 2000, respectively. During the three years ended December 31, 2001, 2000 and 1999, the amount of dividends from these investments was $48 million, $107 million, and $83 million respectively. Global's share of income and cash flow distribution percentages currently range from 16% to 50%. Interest is earned on loans made to various projects. Such loans earned rates of interest ranging from 7.5% to 14% during 2001 and 2000.

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Summarized results of operations and financial position of all affiliates in which Global uses the equity method of accounting are presented below:

                                           Foreign      Domestic     Total
                                           -------      --------     -----
                                                  (Millions of Dollars)
December 31, 2001
Condensed Income Statement Information
Revenue ..............................      $  819       $  473      $1,292
Gross Profit .........................         317          165         482
Minority Interest ....................         (20)          --         (20)
Net Income ...........................         141           91         232
Condensed Balance Sheet Information
Assets:
 Current Assets ......................      $  341       $  131      $  472
 Property, Plant & Equipment .........       1,198        1,406       2,604
 Goodwill ............................         863           50         913
 Other  Non-current Assets ...........         616           23         639
                                            ------       ------      ------
Total Assets .........................      $3,018       $1,610      $4,628
                                            ------       ------      ------
Liabilities:
 Current Liabilities .................      $  415       $  109      $  524
 Debt* ...............................         761          658       1,419
 Other Non-current Liabilities .......         132          212         344
 Minority Interest ...................          25           --          25
                                            ------       ------      ------
Total Liabilities ....................       1,333          979       2,312
Equity ...............................       1,685          631       2,316
                                            ------       ------      ------
Total Liabilities & Equity ...........      $3,018       $1,610      $4,628
                                            ------       ------      ------

                                           Foreign      Domestic     Total
                                           -------      --------     -----
                                                  (Millions of Dollars)
December 31, 2000
Condensed Income Statement Information
Revenue ..............................      $1,059       $  452      $1,511
Gross Profit .........................         434          256         690
Minority Interest ....................         (25)          --         (25)
Net Income ...........................         156          162         318
Condensed Balance Sheet Information
Assets:
 Current Assets ......................      $  504       $  130      $  634
 Property, Plant & Equipment .........       2,355        1,349       3,704
 Goodwill ............................       1,201           --       1,201
 Other Non-current Assets ............         464           77         541
                                            ------       ------      ------
Total Assets .........................      $4,524       $1,556      $6,080
                                            ------       ------      ------
Liabilities:
 Current Liabilities .................      $  818       $   99      $  917
 Debt* ...............................         696          732       1,428
 Other Non-current Liabilities .......         174           90         264
 Minority Interest ...................         129            1         130
                                            ------       ------      ------
Total Liabilities ....................       1,817          922       2,739
Equity ...............................       2,707          634       3,341
                                            ------       ------      ------
Total Liabilities & Equity ...........      $4,524       $1,556      $6,080
                                            ------       ------      ------

                                           Foreign      Domestic     Total
                                           -------      --------     -----
                                                  (Millions of Dollars)
December 31, 1999
Condensed Income Statement Information
Revenue ..............................      $1,184         $423      $1,607
Gross Profit .........................         416          265         681
Minority Interest ....................         (23)          --         (23)
Net Income ...........................         110          155         265
      (*)Debt is non-recourse to Global and us.

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Purchase Business Combinations/Asset Acquisitions

      In December 2001,  Global  acquired  Empresa de  Electricidad de los Andes
S.A. (Electroandes) for $227 million, subject to certain purchase price adjustments pending completion in April 2002. Electroandes is the sixth largest electric generator in Peru with a 6% market share. Electroandes' main assets include four hydroelectric facilities with a combined installed capacity of 183 MW and 460 miles of transmission lines located in the Central Andean region (northeast of Lima). In addition, Electroandes has a temporary concession to develop a 100 MW expansion of an existing station and a 150 MW greenfield hydroelectric facility for a period of two years from March 15, 2001. In 2000, Electroandes generated 1,150 GWH of electrical energy, of which 97% was sold through power purchase agreements to mining companies in the region. We have not finalized the allocation of the purchase price as of December 31, 2001. An estimation of this allocation was prepared and included as part of our consolidated financial statements. The purchase price was allocated $15 million to Current Assets, $78 million to Property, Plant and Equipment, $164 million to Goodwill, and $30 million to Current Liabilities.

      In August 2001, Global purchased a 94% equity stake in Sociedad Austral de Electricidad S.A., (SAESA) and all of its subsidiaries from Compania de Petroleos de Chile S.A. (COPEC). The SAESA group of companies consists of four distribution companies and one transmission company that provide electric service in the southern part of Chile. Additionally, Global purchased from COPEC approximately 14% of Empresa Electrica de la Frontera S.A. (Frontel) not owned by SAESA. SAESA also owns a 50% interest in the Argentine distribution company Empresa Electrica del Rio Negro S.A. (EDEERSA). In 2001 Global spent $447 million (net of $16 million in cash acquired) to acquire a 94% interest in SAESA and a 14% interest in Frontel. In October 2001, Global completed a tender offer for an additional 6% of publicly traded SAESA shares, for approximately $25 million. We have not finalized the allocation of the purchase price as of December 31, 2001. An estimation of this allocation was prepared and included as part of our consolidated financial statements. The total purchase price of $488 million was allocated $55 million to Current Assets, $210 million to Property, Plant and Equipment, $315 million to Goodwill, $10 million to Other Non-Current Assets, $46 million to Current Liabilities, $39 million to Long-Term Debt, and $17 million to Deferred Taxes and Other Non-Current Liabilities.

      In June 2001, Global exercised its option to acquire an additional 49% of Empresa Distribuidora de Electricidad de Entre Rios S.A. (EDEERSA), an electric distribution company providing electric service to more than 230,000 customers in the Province of Entre Rios, Argentina, bringing its total ownership of EDEERSA to 90%. The additional ownership was purchased for $110 million. An estimation of this allocation was prepared and included as part of our consolidated financial statements. The purchase price was allocated approximately $22 million to Current Assets, $114 million to Property, Plant and Equipment, $30 million to Goodwill, $15 million to Current Liabilities, and $41 million to Long-Term Debt. We have not finalized the allocation of the purchase price as of December 31, 2001.

      In 2000, Global closed the project financing for ELCHO, a combined heat and power plant consisting of 220 MW of electricity and 500 MW of thermal energy capacity located in Poland. Total project cost is estimated at $324 million with Global's equity investment not expected to exceed $105 million. The plant is under construction and commercial operation is targeted for 2003.

      In 2000,  Global  acquired a 49%  interest  in Tanir  Bavi  Power  Company
Private Ltd., which was constructing a 220 MW barge mounted, combined-cycle generating facility located near Mangalore in the state of Karnataka, India. In January 2001, Global acquired an additional 25% interest in the project bringing its total ownership interest to 74%. In November 2001, the facility achieved full commercial operation. Power from the facility will be sold to the Karnataka Electricity Board pursuant to a seven-year fixed price power purchase agreement with a five-year renewal term. For a description of the plan to sell Tanir Bavi, see Note 4 - "Discontinued Operations".

      In 2000, Global and its 50% partner completed a $329 million project financing for a 1,000 MW gas-fired combined-cycle electric generation facility to be located near Odessa, Texas. The facility commenced full commercial operations in August 2001.

      Other

      As part of a comprehensive review of assets and development activities, Global recognized a $44 million write-down in the third quarter of 1999, related to equity investments in generation facilities in California and in development companies in the Philippines and Thailand.

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      In California, Global owns a 50% equity interest in seven generating facilities totaling 153 MW (71 MW net) known as GWF, Hanford and Tracy. The facilities began operations between 1989 and 1991. Electricity is sold to a utility under a pricing structure that provided for fixed rate energy prices for the first 10 year period coupled with capacity payments over the entire power purchase contract terms which range from 20 to 30 years. In the 11th year of the contracts, the energy component of the price is based on Short Run Avoided Cost
(SRAC) which is a formula based pricing mechanism that takes into account the cost of fuel, plant efficiency and other factors. This price is correlated to market pool prices on the exchange. The market prices and correspondingly, the SRAC prices, are driven by many factors including, but not limited to, demand, availability of generation supply and cost of the supply. Market prices are most volatile during the summer when high temperatures cause a higher demand for power often increasing the cost. In 1999, as part of a review of all equity investments, Global assessed the carrying value of GWF and Hanford taking into account the future cash flows expected from these investments after review of the most current SRAC prices which were significantly lower than fixed rate prices paid in the first 10 years. Global determined that there was a permanent loss in value of its equity investment and recognized a pre-tax charge to income of $31 million in accordance with APB 18, "The Equity Method of Accounting for Investments in Common Stock". For a discussion of recent developments in the California power market, see Note 13. "Financial Instruments And Risk Management."

      Interests in two power development companies in Thailand and the Philippines were acquired in 1997 for a total cost of approximately $22 million. The Asian financial crisis, which began in 1997, significantly impacted development prospects in the region having an impact on the financial condition of the companies which consistently recognized losses over the reported periods. In the third quarter of 1999, management made a decision to cease providing an operating and financial commitment to the development ventures. A pre-tax charge to income of $8 million was recognized to write-off the equity investment in the development company in Thailand. Global sold its investment later in the year for $5,000. A pre-tax charge to income of $5 million was recognized to reduce the value of Global's equity investment in the development company in the Philippines to the remaining cash and land value of approximately $3 million.

NOTE 7. OTHER INVESTMENTS

      Resources has limited partnership investments in two leveraged buyout funds, a collateralized bond obligation structure, a clean air facility and solar electric generating systems. Resources' total investment in limited partnerships was $163 million, and $239 million at December 31, 2001 and 2000, respectively.

      Included in the amounts above are limited partnership interests in two leveraged buyout funds that hold publicly traded securities, which are managed by KKR Associates L.P., (KKR). The book value of the investment in the leveraged buyout funds was $130 million and $213 million as of December 31, 2001 and December 31, 2000, respectively. The largest single investment in the funds held indirectly by Resources is the investment in approximately 16,847,000 shares of common stock of Borden Inc., having a book value of $81 million and $83 million as of December 31, 2001 and December 31, 2000, respectively. Borden is in the consumer products industry.

      Resources applies fair value accounting to investments in the funds where publicly traded market prices are available as described in Note 2. "Summary of Significant Accounting Policies." Approximately $34 million and $115 million represent the fair value of Resources' share of the publicly traded securities in the funds as of December 31, 2001 and December 31, 2000, respectively.

      During January and February 2001, KKR sold its interest in FleetBoston Financial Corporation. Resources received cash proceeds of $35 million and recorded a $4 million pre-tax gain as a result of this transaction. In August 2001, KKR sold its interest in Gillette Corporation. Resources received cash proceeds of $30 million from the sale, which had a book value of $31 million.

      EGDC has been conducting a controlled exit from the real estate business since 1993. In 1999, a pre-tax charge of $11 million was recorded for a property held for sale. This amount is recorded in operations and maintenance expense. Since EGDC has been conducting a controlled exit from the real estate business, gains and losses from property sales are considered to be in the normal course of business of EGDC.

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8. FOREIGN INVESTMENTS AND OPERATIONS

      As of December 31, 2001, Global and Resources had approximately $3.4 billion and $1.3 billion, respectively, of international assets. As of December 31, 2001, foreign assets represented 64% of our consolidated assets and the revenues related to those foreign assets contributed 60% to consolidated revenues for the year ended December 31, 2001.

      Our foreign investments were comprised of leveraged leases in aircraft, utility facilities and commuter rail cars, a note receivable, electric distribution facilities, exempt wholesale generators and foreign utility companies. Foreign revenues and foreign assets, as a percent of total revenues and total assets, is as follows:

                                                          Years ended December 31
                                       ------------------------------------------------------------------
                                         2001         %        2000         %         1999        %
                                       ------------------------------------------------------------------
                                                                       (Millions of Dollars)
Revenues from consolidated projects     $  140                 $   --                $   --
Income from capital leases ........        131                    109                    89
Income from joint ventures ........         79                     74                    53
Interest and dividends ............         16                      1                    --
Operator/Management fees ..........          2                      4                     7
                                        ------                 ------                ------
Total foreign revenues ............     $  368         60%     $  188         42%    $  149       31%
                                        ======                 ======                ======

Foreign assets (A) ................     $4,764         64%     $2,990         58%    $2,420       59%

(A) Amount is net of pre-tax foreign currency translation adjustment of $285 million, $225 million, $222 million as of December 31, 2001, 2000, and 1999, respectively. Amount includes assets related to the discontinued operations of Tanir Bavi of $257 million, $18 million and none as of December 31, 2001, 2000, and 1999, respectively.

      As of December 31, 2001, Global had approximately $3.4 billion including deferred project costs, of international investments ($540 million in construction or advanced development) in projects that generate or distribute energy primarily in Argentina, Brazil, Chile, China, India, Italy, Oman, Peru, Poland, Tunisia and Venezuela. The $3.4 billion of international assets includes $257 million related to the discontinued operations of Tanir Bavi. Global is expected to continue to make international investments. Global seeks to structure its investments to manage the risk associated with project development, including foreign currency devaluation and fluctuations.

      Net foreign currency devaluations, caused primarily by the Brazilian Real, have reduced Stockholder's Equity by the net of tax amounts of $258 million and $203 million, as of December 31, 2001 and December 31, 2000, respectively (see Consolidated Statements of Stockholder's Equity).

      The net foreign currency transaction gains or (losses) for the years ended December 31, 2001, 2000 and 1999 were ($6) million, $3 million and $2 million, respectively, and are recorded in Other Income in the Consolidated Statements of Income.

NOTE 9. SHORT-TERM DEBT

      As of December 31, 2001, we had two separate senior revolving credit facilities with a syndicate of banks; a $495 million five-year revolving credit and letter of credit facility and a $200 million 364-day revolving credit facility. In addition, we have an uncommitted credit line of up to $100 million from a single financial institution, which can be accessed as market conditions warrant. The revolving credit facilities also permit shorter term base rate borrowings at the prime rate. The five-year facility also permits up to $250 million of letters of credit to be issued of which $57 million are outstanding as of December 31, 2001. The 364-day facility and the five-year facility mature in May 2002 and May 2004, respectively. As of December 31, 2001 and December 31, 2000, we had $300 million and $392 million borrowed under all of our revolving credit facilities, respectively.

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10. LONG-TERM DEBT

                                                                                 December 31,
                                                                           -----------------------
                                                            Year Due        2001             2000
                                                            --------       ------           ------
                                                                                 (Millions of Dollars)
Energy Holdings
Senior Notes
9.125%..............................................          2004          $  300          $  300
8.625%..............................................          2008             400              --
10.00%..............................................          2009             400             400
8.50% ..............................................          2011             550              --
                                                                            ------          ------
Principal amount outstanding........................                         1,650             700
Net unamortized discount............................                            (6)             (5)
                                                                            ------          ------
      Total long-term debt of Energy Holdings.......                         1,644             695
                                                                            ------          ------
PSEG Capital
Medium-Term Notes (MTNs) (A)
6.73% - 6.74%.......................................          2001              --             170
3.12% - 7.72%.......................................          2002             228             228
6.25% ..............................................          2003             252             252
                                                                            ------          ------
Principal amount outstanding........................                           480             650
Amounts due in one year.............................                          (228)           (170)
Net unamortized discount............................                            --              (1)
                                                                            ------          ------
      Total long-term debt of PSEG Capital..........                           252             479
                                                                            ------          ------
Global
Non-recourse Debt
10.010% - 10.385% - Bank Loan.......................          2001              --              96
5.470% - 10.385% - Bank Loan........................          2002              14              64
6.640% - 9.460% Bank Loan...........................       2003-2019           602             160
14.00% - Minority Shareholder Loan..................          2027              10              10
                                                                            ------          ------
Principal amount outstanding........................                           626             330
Amounts due in one year.............................                           (14)            (96)
                                                                            ------          ------
      Total long-term debt of Global................                           612             234
                                                                            ------          ------
Resources
8.60% - Bank Loan...................................       2001-2020            23              24
                                                                            ------          ------
Principal amount outstanding........................                            23              24
Amounts due in one year.............................                            (1)             (1)
                                                                            ------          ------
      Total long-term debt of Resources.............                            22              23
                                                                            ------          ------
         Total long-term debt.......................                        $2,530          $1,431
                                                                            ======          ======

----------
(A) PSEG Capital's MTN program permits borrowings up to $750 million. Effective January 31, 1995, PSEG Capital determined that it will not have more than $650 million of debt outstanding at any time and it is expected that such debt will be eliminated by the second quarter of 2003.

      Annual Principal Requirements

      The scheduled principal maturities during the years following December 31, 2001 are as follows:

                   Energy       PSEG
                  Holdings     Capital     Global  Resources    Total
                  --------     -------     ------  ---------    ------

2002 .......       $   --       $228       $ 14       $ 1       $  243
2003 .......           --        252         37         1          290
2004 .......          300         --         98         1          399
2005 .......           --         --         21         1           22
2006 .......           --         --         21         1           22
Thereafter          1,350         --        435        18        1,803
                   ------       ----       ----       ---       ------
                   $1,650       $480       $626       $23       $2,779
                   ======       ====       ====       ===       ======

      For information regarding the major classes of assets and liabilities, including long-term debt, that have been classified as components of Current Assets of Discontinued Operations and Current Liabilities of Discontinued Operations, see Note 4. "Discontinued Operations."

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Minority Shareholder Loan

      A subsidiary of Global entered into a $10 million minority shareholder loan (Shareholder Loan) in May 1997, which matures on May 29, 2027. The loan proceeds were used to partially fund the acquisition of EDEN and EDES in Argentina in 1997 by a subsidiary of Global. Amounts borrowed under the Shareholder Loan are unsecured and subordinated to amounts borrowed under existing credit facilities of EDEN and EDES.

      In accordance with the Shareholder Loan, the principal is due in one lump sum on the maturity date. Interest accrues at 14% and is payable semi-annually. However, failure to pay interest does not constitute an event of default, but results in an increase in the principal amount due upon maturity.

      For a discussion of the pending sale of certain Argentine assets, to a subsidiary of AES, see Note 20. "Subsequent Events."

NOTE 11. INCOME TAXES

      A reconciliation of income taxes calculated at the Federal statutory rate of 35% of income before income taxes and the income tax provision is as follows:

                                                     Years ended December 31,
                                                --------------------------------
                                                 2001          2000        1999
                                                ------        ------      ------
                                                     (Millions of Dollars)
Federal income tax expense at
  statutory rate ........................        $ 83         $ 55         $ 62
State income taxes, net of Federal
  income tax benefit ....................          (2)           4           16
Amortization of investment and
  energy tax credits ....................          (1)          (1)          (1)
Dividends received deduction ............          --           --           (1)
Tax effects attributable to
  foreign operations ....................         (20)         (14)          (7)
Tax credits .............................          --           (1)          --
Other ...................................          (3)           2           --
                                                 ----         ----         ----
Income tax expense ......................        $ 57         $ 45         $ 69
                                                 ====         ====         ====

                                                              December 31,
                                                         -----------------------
                                                          2001             2000
                                                         ------           ------
                                                          (Millions of Dollars)
Assets - non-current:
    Development expenses .......................          $   21          $   17
    Foreign currency translation ...............              29              23
    Real estate ................................               4               4
    Discontinued operations ....................              12              13
    Derivatives ................................              14              --
    Other ......................................               6               9
                                                          ------          ------
Total Assets ...................................          $   86          $   66
                                                          ======          ======
Liabilities - non-current:
    Leasing activities .........................          $1,146          $  987
    Partnership activities .....................              73             101
    Income from foreign operations .............              41              14
    Capitalized interest .......................              14               4
    State income tax deferrals .................              15              22
                                                          ------          ------
Total Liabilities ..............................           1,289           1,128
                                                          ------          ------
Net Liabilities ................................          $1,203          $1,062
                                                          ======          ======

      Our effective tax rate differs from the statutory federal income tax rate of 35% primarily due to the imposition of state taxes and the fact that Global accounts for most of its foreign investments using the equity method of accounting. Under such accounting method, Global reflects in operating revenues its pro-rata share of the investment's earnings, net of tax. Under this accounting method, the foreign income taxes are a component of our equity in earnings rather than reflected in the income tax provision.

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12. STOCKHOLDER'S EQUITY

      Common Stock

      We had 100 shares of no-par common stock issued and outstanding as of December 31, 2001 and December 31, 2000, all of which were held by PSEG. The total authorized amount as of December 31, 2001 and December 31, 2000 was 1,000,000 shares.

      Preferred Stock

      In October 2000, we exchanged 435 shares of 5.01% Cumulative, 1,467 shares of 4.80% Series B Cumulative and 1,450 shares of 4.875% Series C Cumulative of outstanding preferred stock owned by PSEG for a new series of 4.03% Series D Cumulative preferred stock owned by PSEG. In January 2001, that rate was reset to 4.47% through June 2008.

      Energy Holdings has authorized 1,000,000 shares of preferred stock. The issuance of preferred stock is as follows:

                                               Par value per    Number of    December 31,
    Date              Description                  share         Shares          2000
------------    -------------------------      -------------    ---------    ------------
October 2000    4.47% Series D Cumulative         $100,000        5,092      $509,200,000

      We paid preferred dividends of $22 million and $24 million in 2001 and 2000, respectively, to PSEG.

      Additional Paid-in Capital

      PSEG invested approximately $400 million and $300 million of equity in Energy Holdings in 2001 and 2000, respectively. The proceeds were used to fund additional investments and pay down short term debt.

      Dividends on Common Stock

      We paid $4 million and $13 million in dividends on our common stock to PSEG in 2001 and 2000, respectively.

NOTE 13. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

      Our operations are exposed to market risks from changes in commodity prices, foreign currency exchange rates, interest rates and equity prices that could affect our results of operations and financial condition. We manage our exposure to these market risks through our regular operating and financing activities and, when deemed appropriate, hedge these risks through the use of derivative financial instruments. We use the term "hedge" to mean a strategy designed to manage risks of volatility in prices or rate movements on certain assets, liabilities or anticipated transactions and by creating a relationship in which gains or losses on derivative instruments are expected to counterbalance the losses or gains on the assets, liabilities or anticipated transactions exposed to such market risks. We use derivative instruments as risk management tools which are consistent with our business plans and prudent business practices and not for speculative purposes.

      The notional amounts of derivatives do not represent amounts exchanged by the parties and, thus, are not a measure of the exposure of Energy Holdings through its use of derivatives. We limit our exposure to credit-related losses in the event of nonperformance by counterparties by limiting our transacting with counterparties to those with high credit ratings. For a discussion of the adoption of SFAS 133 as amended, see Note 3. "Accounting Matters."

      Credit Risk

      Credit risk relates to the risk of loss that we would incur as a result of nonperformance by counterparties, pursuant to the terms of their contractual obligations. We have established credit policies that we believe significantly minimize our exposure to credit risk. These policies include an evaluation of potential counterparties' financial condition, including credit ratings.

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Foreign Currencies

      We conduct our business on a multinational basis in a wide variety of foreign currencies. Our objective for foreign currency risk management policy is to preserve the economic value of cash flows in currencies other than the US Dollar. Our policy is to hedge significant cash flows, which are probable of occurring, and identified as subject to significant foreign currency variability. In addition, we typically hedge a portion of our exposure resulting from identified anticipated cash flows, providing the flexibility to deal with the variability of longer-term forecasts as well as changing market conditions, in which the cost of hedging may be excessive relative to the level of risk involved. Our foreign currency hedging activities to date include hedges of US Dollar debt arrangements in operating companies that conduct business in currencies other than the US Dollar.

      Global holds a 60% ownership interest in Carthage Power Company, a Tunisian generation facility under construction. The Power Purchase Agreement, signed in 1999, contains an embedded derivative that indexes the fixed Tunisian Dinar payments to US Dollar exchange rates. The indexation portion of the PPA is considered an embedded derivative and has been recognized and valued separately as a derivative instrument. As currencies devalue/revalue in relation to the US Dollar, the derivative increases/decreases in value equal to the discounted present value of additional units of foreign currency (measured in US Dollars) over the life of the PPA. This increased/decreased value is reported on the balance sheet as an asset/liability. To the extent that such indexation is provided to hedge foreign currency debt exposure, the offsetting amount is recorded in OCI. Amounts will be reclassed from OCI to Earnings over the life of the debt beginning on the date of commercial operation of the project, expected to occur in 2002. To the extent such indexation is provided to hedge an equity return in US Dollars, the offsetting amount is recorded in Earnings. As of January 1, 2001, a $9 million gain, net of tax and minority interests, was recorded as the cumulative effect of accounting change for SFAS 133, as amended. During 2001, an additional gain of $1 million, net of tax and minority interests, was recorded to earnings as a result of a net increase in the value of the derivative.

      Global holds a 32% ownership interest in a Brazilian distribution company, Rio Grande Energia (RGE), whose debt is denominated in US Dollars. As of December 31, 2001, Global's pro-rata share of such debt was approximately $60 million. A wholly-owned subsidiary of Global entered into a forward exchange contract in December 2001 to hedge the foreign currency exposure associated with the outstanding debt principal. The contract expired prior to December 31, 2001 and was not designated as a hedge for accounting purposes. As a result of unfavorable movements in the US Dollar to Brazilian Real exchange rates, a loss of $4 million, after-tax was recorded related to this derivative upon maturity of the contract. This amount was recorded in Other Income on the Consolidated Statement of Income.

      In order to hedge the risk of fluctuations in the exchange rate between the two currencies associated with the debt principal payments due in May, June and July 2002, RGE entered into a series of three forward exchange contracts to purchase US Dollars for Brazilian Reals in December 2001. Global's share of the notional value of these contracts, which expire in the same months as the respective principal payments are due, is approximately $13 million. These contracts were established as hedges for accounting purposes and the change in fair value for the year ended December 31, 2001 impacted Global's OCI by $1 million, after-tax. In order to hedge the risk of fluctuations in the exchange rate between the two currencies associated with the interest payments due in February and May 2002, RGE entered into two cross currency interest rate swaps in January 2002. The instruments convert the variable LIBOR-based interest payments to a variable CDI (the Brazilian inter-bank offered rate) based payments. As a result, RGE has hedged its foreign currency exposure but is still at risk for variability in the Brazilian CDI interest rate during the terms of the instruments. Global's share of the notional value of these two instruments is approximately $3 million each. In order to hedge the risk of fluctuations in the exchange rate between the two currencies associated with the principal payments due in May, June and July of 2003 through 2005, RGE entered into a series of similar nine cross currency interest rate swaps in January 2002. Global's share of the notional value of the instruments totals approximately $15 million per year for the instruments maturing in May, June and July of 2003 through 2004 and totals approximately $19 million for the instruments maturing in May, June and July 2005. For accounting purposes, the fluctuations in the fair value of the interest rate components of these cross currency swaps will not be recorded under hedge accounting rules and will be recorded directly to the Consolidated Statements of Income.

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Through its 50% joint venture, Meiya Power Company, Global holds a 17.5% ownership interest in a Taiwanese generation project under construction where the construction contractor's fees, payable in installments through July 2003, are payable in Euros. To manage the risk of foreign exchange rate fluctuations associated with these payments, the project entered into a series of forward exchange contracts to purchase Euros in exchange for Taiwanese Dollars. As of December 31, 2001, Global's share of the fair value and aggregate notional value of these forward exchange contracts was approximately $1 million and $16 million, respectively. These forward exchange contracts were not designated as hedges for accounting purposes and were marked to market, resulting in an after-tax gain of approximately $1 million (Global's share). In addition, after-tax gains of $1 million were recorded during 2001 on similar forward exchange contracts expiring during the year.

      During 2001, Global purchased approximately 100% of a Chilean distribution company. In order to hedge final Chilean Peso denominated payments required to be made on the acquisition, Global entered into a forward exchange contract to purchase Chilean Pesos for US Dollars. This transaction did not qualify for hedge accounting, and, as such, upon settlement of the transaction, Global recognized an after-tax loss of $0.5 million. Furthermore, as a requirement to obtain certain debt financing necessary to fund the acquisition, and in order to hedge against fluctuations in the US Dollar to Chilean Peso foreign exchange rates, Global entered into two forward contracts with notional values of $75 million each to exchange Chilean Pesos for US Dollars. These transactions expire in October 2002 and are considered hedges for accounting purposes. As of December 31, 2001, the derivative asset value of $4 million has been recorded to OCI, net of taxes. In addition, Global holds a 50% interest in another Chilean distribution company, which was anticipating paying its US investors a return of capital. In order to hedge the risk of fluctuations in the Chilean Peso to US Dollar exchange rate, the distribution company entered into a forward exchange contract to purchase US Dollars for Chilean Pesos. Global's after-tax share of the loss on settlement of this transaction (recorded by the distribution company) was $0.3 million.

      Interest Rates

      We are subject to the risk of fluctuating interest rates in the normal course of business. Our policy is to manage interest rate risk through the use of fixed rate debt, floating rate debt, interest rate swaps and treasury locks.

      Based on the borrowing rates currently available to us for debt with similar terms and remaining maturities, the fair value of our long-term debt was as follows:

                                                              December 31,
                                                         ---------------------
                                                          2001           2000
                                                         ------         ------
                                                         (Millions of Dollars)
Senior Notes -- Energy Holdings ...............          $1,701           $727
MTNs-- PSEG Capital ..........................              484            643
Non-recourse debt -- Global ...................             626            330
Bank Loan -- Resources ........................              23             24

      The fair value of the Senior Notes and Medium-Term Notes is based on information obtained from market sources.

      Substantially all non-recourse debt has floating interest rates that are reset several times during the year to various market indices. As such, carrying value of such debt approximates its market value.

      Global is constructing electric generation facilities in Oman, Poland and Tunisia. The operating companies of these facilities have entered into interest rate swaps to lock in fixed interest rates on up to $599 million of its construction loans. Such rate swaps hedge the value of the cash flows of future interest payments. The gross notional amounts, interest rates and fair values as of December 31, 2001 are listed below. Global owns 55%, 60%, and 81% of the Polish, Tunisian, and Oman investments, respectively:

                                             Oman                  Poland                          Tunisia
                                           ----------    ----------------------------    -----------------------------
                                             US $           US $            PLN             US $            Euro
                                            Tranche       Tranche         Tranche         Tranche          Tranche
                                           ----------    -----------    -------------    -----------    --------------
                                                                  (Millions, where applicable)
Notional Amount..........................     $18           $85             $38             $60              $67
Pay Rate.................................     6.3%          8.4%           13.2%            6.9%             5.2%
Receive Rate.............................    LIBOR         LIBOR          WIBOR**          LIBOR           EURIBOR*
Fair Value...............................     ($3)         ($30)           ($22)            ($4)             ($2)

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

 *    EURIBOR-Euro Area Inter-Bank Offered Rate

**    WIBOR- Warsaw Inter-Bank Offered Rate

      The ineffective portion of these interest rate swaps is recorded to earnings. During 2001, an after-tax loss of $1 million was recorded by Global due to the ineffectiveness of such interest rate swaps.

      Global holds investments in various generation facilities in the United States that are accounted for under the equity method of accounting and, therefore, are not consolidated in Global's financial statements. Global holds a 50% ownership in three such investments, two located in Texas and one in Hawaii, which hold US Dollar denominated debt with variable interest payments tied to LIBOR rates. In order to lock in fixed interest rates on such debt, the investees each entered into interest rate swaps to hedge the value of the cash flows of their future interest payments. As of December 31, 2001, the aggregate notional balance of these swaps was $415 million, the weighted average fixed interest rate paid was 7.1% and Global's share of the aggregate fair value of these swaps was a liability of $12 million. These swaps were designated as hedges for accounting purposes and, as a result, changes in the fair value of the hedge were recorded in OCI.

      The fair value of interest rate swaps, designated and effective as cash flow hedges, are initially recorded in OCI. Reclassification of unrealized gains or losses on cash flow hedges of variable-rate debt instruments from OCI into earnings occurs as interest payments are accrued on the debt instrument and generally offsets the change in the interest accrued on the underlying variable rate debt. In 2001, we reclassified approximately $4 million of losses from cash flow hedges, including our pro-rata share from our equity method investees, from OCI to earnings. In 2002, we anticipate reclassifying approximately $8 million of losses from cash flow hedges, including our pro-rata share from our equity method investees, from OCI to earnings.

      In March 2001, $160 million of non-recourse bank debt originally incurred to fund a portion of the purchase price of Global's interest in Chilquinta
Energia, S.A. was refinanced. The private placement offering by Chilquinta Energia Finance Co. LLC, a Global affiliate, of senior notes was structured in two tranches: $60 million due 2008 at an interest rate of 6.47% and $100 million due 2011 at an interest rate of 6.62%. An extraordinary loss of $2 million (after-tax) was recorded in connection with the refinancing of the $160 million non-recourse bank debt.

      Equity Securities

      Resources has investments in equity securities and partnerships, in which Resources is a limited partner. Resources carries its investments in equity securities at their approximate fair value as of the reporting date. Consequently, the carrying value of these investments is affected by changes in the market prices of the underlying securities. Fair value is determined by adjusting the market value of the securities for liquidation and market volatility factors, where appropriate. The aggregate amount of such investments which have quoted market prices at December 31, 2001, and December 31, 2000 was $34 million and $115 million, respectively. The decrease in the recorded amount of investments was primarily due to the sales in 2001 of its interests in equity securities which had a fair value of $66 million on December 31, 2000 and a decline in the valuation of publicly traded equity securities held within its limited partnerships.

      California Power Market

      As a result of the California energy crisis, Pacific Gas & Electric Company (PG&E) filed for protection under Chapter 11 of the US Bankruptcy Code on April 6, 2001. GWF, Hanford and Tracy had combined pre-petition receivables due from PG&E, for all plants amounting to approximately $62 million. Of this amount, approximately $25 million had been reserved as an allowance for doubtful accounts as of December 31, 2000, resulting in a net receivable balance of approximately $37 million. Global's pro-rata share of this gross receivable and net receivable was approximately $30 million and $18 million, respectively.

      In December 2001, GWF, Hanford and Tracy reached an agreement with PG&E which stipulates that PG&E will make full payment of the $62 million in 12 equal installments, including interest by the end of 2002. On December 31, 2001, PG&E paid GWF $8 million, representing the initial installment payment and all accrued interest due, pursuant to the agreement. As a result of this agreement, GWF, Hanford and

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tracy reversed the reserve of $25 million which increased operating income by $25 million (of which Global's share was $11 million).

      As of December 31, 2001, GWF, Hanford and Tracy still had combined pre-petition receivables due from PG&E for all plants amounting to approximately $57 million. Global's pro-rata share of this receivable was $27 million.

NOTE 14. COMMITMENTS AND CONTINGENCIES

      Argentine Economic Crisis

      As of December 31, 2001, approximately $737 million or 10% of our assets were invested in Argentina. This includes the consolidated assets of a distribution company, EDEERSA, and our minority interests in three distribution companies, Empresa Distribuidora de Energia Norte S.A. (EDEN), Empresa Distribuidora de Energia Sur S.A. (EDES), and Empresa Distribuidora La Plata S.A. (EDELAP) and two generating companies, Central Termica San Nicolas power plant (CTSN), and Parana under contract for sale to a subsidiary of the AES Corporation. Our aggregate investment exposure in Argentina is approximately $632 million, including $212 million of investment exposure for EDEERSA, and $420 million of investment exposure for the assets under contract. Goodwill related to our investment in EDEERSA is approximately $63 million. For a discussion of the pending sale of certain investments in Argentina, see Note 20. "Subsequent Events."

      The Argentine economy has been in a state of recession for approximately four years. Continued deficit spending in the 23 Argentine provinces coupled with low growth and high unemployment has precipitated an economic, political and social crisis. Toward the end of 2001, a liquidity crisis ensued causing the Argentine government to default on $141 billion of national debt. The economic crisis was fueled by political instability and social unrest as the new year began. The present administration is in the process of developing an economic plan to avert a return to the economic instability and hyperinflationary economy of the 1980s. In early January, the decade old convertibility formula, that maintained the Peso at a 1:1 exchange rate with the US Dollar, was abandoned. In early February, the Peso was floated freely with the US Dollar. In the first day of the free floating formula, the currency weakened to a rate of approximately 2 Pesos per 1 US Dollar. On February 28, 2002, the currency weakened further to a rate of approximately 2.15 Pesos per 1 US Dollar.

      As of December 31, 2001, the functional currency of Global's Argentine distribution company, EDEERSA, was the US Dollar, as all revenues, most expenses and all financings were denominated in US Dollars or were US Dollar linked. As a US Dollar reporting entity, EDEERSA's monetary accounts in Pesos, such as short-term receivables or payables, were re-measured into the US Dollar with a minimal impact to the Income Statement. We have US Dollar denominated debt at EDEERSA, our 90% share of which is approximately $76 million. This debt is non-recourse to us and Global. For a discussion of the impacts of a potential change in the functional currency to the Argentine Peso, see Note. 20 "Subsequent Events."

      In the Province of Entre Rios, where EDEERSA is located, the electricity law provided for a pass-through of devaluation to the end user customer. Customers' bills are first computed in the US Dollar and converted into the Peso for billing. This mechanism assures that devaluation will not impact the level of US Dollar revenues an electric distribution company receives. However, in January 2002, the Argentine federal government implemented a new law that prohibits any foreign price or other indexation and any US Dollar or other foreign currency adjustment clauses relating to public service tariffs, thus prohibiting the pass through of the costs of devaluation to customers. The provincial governments have been requested to adopt this provision. The Province of Entre Rios has recently adopted this provision as well as a law that requires public service companies within the Province such as EDEERSA to accept payment for all billed services in a provincial promissory note, the "Federal". The terms of the "Federal" require principal payment at maturity in an equal amount of Argentine Pesos. However, the "Federal" is not freely convertible in the financial markets to Argentine Peso or US Dollars. There are ongoing negotiations to remedy this situation, although no assurances can be given.
While we continue to operate EDEERSA, there has been an adverse impact to the financial condition and cash flows of EDEERSA due to its inability to pass through the costs of devaluation to customers and its receipt of an illiquid provincial currency. We are pursuing remedies on several fronts, including holding discussions with the Province and United States politicians both individually and collectively with a coalition of international investors, and shall be pursuing legal recourse under the Bilateral Investment Treaty between the United States and Argentina. We have been notified by lenders of the occurrence of events of default related to the Parana,

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

EDEN and EDES credit facilities, all of which are under contract to be sold to AES. If Argentine conditions do not improve, Global's other Argentina properties may also default on non-recourse obligations in connection with other financings. Currently, we cannot predict the outcome of our ongoing negotiations with the lenders.

      Other potential impacts of the Argentine economic, political and social crisis include increased collection risk, further devaluation of the Peso, potential nationalization of assets, foreclosure of our assets by lenders, and an inability to complete the pending sale of certain Argentine assets to a subsidiary of AES. We cannot predict the outcome of these events and accordingly cannot predict the impact to our financial condition, results of operations or net cash flows, although such impact may be material, and could include a write-down of our investment exposure.

      The events leading to the Argentine economic crisis contributed to downward pressure on the Brazilian and Chilean currencies in 2001. The Brazilian Real devalued approximately 15% since year-end 2000 from 1.951 to 1 US Dollar to
2.308 to 1 US Dollar as of December 31, 2001 and the Chilean Peso devalued approximately 13% since year-end 2000 from 573.90 to 1 US Dollar to 660.45 to 1 US Dollar as of December 31, 2001.

      Other

      We are required to adopt SFAS 142 in 2002, which initiates certain goodwill impairment testing. For a comprehensive discussion of SFAS 142, See Note. 3 "Accounting Matters."

      As of December 31, 2001, we had recorded unamortized goodwill in the amount of $628 million, of which $479 million was recorded in connection with Global's acquisitions of SAESA and Electroandes in Chile and Peru in August and December of 2001, respectively. The amortization expense related to goodwill was approximately $3 million for the year ended December 31, 2001.

      As of December 31, 2001, our pro-rata share of goodwill included in equity method investees totaled $375 million. In accordance with generally accepted accounting principles, such goodwill is not consolidated on our balance sheet. Global's share of the amortization expense related to such goodwill was approximately $8 million.

      We are currently evaluating the effect of adopting SFAS 142 on the recorded amount of goodwill. Some or all of the goodwill at: RGE totaling $142 million (our share), EDEERSA totaling $63 million, Tanir Bavi totaling $27 million (classified as Current Assets of Discontinued Operations) and Energy Technologies totaling $53 million (classified as Current Assets of Discontinued Operations) could be impaired upon completion of our evaluation. The impact of adopting SFAS 142 is likely to be material to our financial position, results of operations and net cash flows.

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      As of December 31, 2001, our unamortized goodwill, (including goodwill classified as Current Assets of Discontinued Operations) and pro-rata share of goodwill in equity method investees was as follows:

                                                                    As of
                                                             December 31, 2001
                                                           ---------------------
                                                           (Millions of Dollars)
                                                           ---------------------
EDEERSA ...............................................           $   63
SAESA .................................................              315
Electroandes ..........................................              164
ELCHO .................................................                6
Tanir Bavi (Discontinued Operations) ..................               27
                                                                  ------
     Total Global .....................................              575
                                                                  ------
Energy Technologies (Discontinued Operations) .........               53
                                                                  ------
     Total On Balance Sheet ...........................           $  628
                                                                  ------
RGE ...................................................           $  142
Chilquinta/Luz ........................................              174
Luz Del Sur ...........................................               34
Kalaeloa ..............................................               25
                                                                  ------
     Total Off Balance Sheet ..........................              375
                                                                  ------
           Total Goodwill .............................           $1,003
                                                                  ======

      In 2002, we will be implementing SFAS 144. SFAS 144 requires periodic reviews of long-lived assets for impairment, and supercedes SFAS 121. Review is generally initiated by a certain event or series of events that causes a change in the operation or business environment in which we operate. The recent economic crisis in Argentina will cause us to initiate a review of our Argentine operations under SFAS 144. As noted above, the impact of implementing SFAS 144 could be material to our financial position, results of operations and net cash flows.

      As of December 31, 2001, we had $53 million, or 1%, of our assets invested in the Turboven generation facilities, located in Venezuela. Recently, Venezuela has been subject to a loss of capital as the country's debt has been subject to a credit rating downgrade. In February 2002, the government of Venezuela abandoned the crawling currency peg and allowed the Bolivar to float freely with the US Dollar. The currency experienced a precipitous drop in value in the first day of free trading. Global's Venezuelan affiliate, Turboven is a US Dollar functional currency entity. Its power purchase contracts are indexed to the US Dollar as are the fuel supply costs. Our near term income statement exposure relates to our net monetary position in Bolivars. Since we are a US Dollar functional entity, any receivables and payables in Bolivars must be re-measured to the US Dollar. The impact of the re-measurement is recorded as a loss or gain to the income statement. The recent decision to devalue the Venezuelan Bolivar is not expected to have a material adverse impact on our financial position, statement of operations or net cash flows, although no assurances can be given.

      Energy Holdings, Global and/or PSEG have guaranteed certain obligations of Global's affiliates, including the successful completion, performance or other obligations related to certain of the projects in an aggregate amount of approximately $241 million, as of December 31, 2001. A substantial portion of such guarantees is eliminated upon successful completion of construction, performance or certain obligations and/or refinancing of construction debt with non-recourse project term debt.

      In the normal course of business, Energy Technologies secures construction obligations with performance bonds issued by insurance companies. In the event that Energy Technologies' tangible equity falls below $100 million, Energy Holdings would be required to provide additional support for the performance bonds. Tangible equity is defined as net equity less goodwill. As of December 31, 2001, Energy Technologies had tangible equity of $114 million and performance bonds outstanding of $124 million. The performance bonds are not included in the table below.

      In May 2001, GWF Energy LLC (GWF Energy), a 50/50 joint venture between Global and Harbinger GWF LLC, entered into a 10-year power purchase agreement with the California Department of Water Resources to provide 340 MW of electric capacity to California from three new natural gas-fired peaker plants that GWF Energy expects to build and operate in California. Total project cost is estimated at $325 million. The first plant, a 90 MW facility, was completed and began operation in August 2001. Global's permanent equity investment in these plants, including contingencies, is not expected to exceed $100 million after completion of project financing, expected to occur in 2002.

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      On  February  25,  2002 the Public  Utilities  Commission  of the State of
California (CPUC) filed a complaint with the Federal Energy Regulatory Commission (FERC) under Section 206 of the Federal Power Act against sellers who, pursuant to long-term, FERC authorized contracts, provide power to the California Division of Water Resources (DWR). GWF Energy is a named respondent in this proceeding. The CPUC's complaint, which addresses 44 transactions embodied in 32 contracts with 22 sellers, alleges that collectively, the specified long term wholesale power contracts are priced at unjust and unreasonable levels and requests FERC to abrogate the contracts to enable the State to obtain replacement contracts as necessary or in the alternative, to reform the contracts to provide for just and reasonable pricing, reduce the length of the contracts, and strike from the contracts the specific non-price and conditions found to be unjust and unreasonable. In the event of an adverse ruling by the FERC, Energy Holdings and Global would reconsider any plans to invest in additional generation facilities in California.

      In March 2001, Global, through Dhofar Power Company (DPCO), signed a 20-year concession with the government of Oman to privatize the electric system of Salalah. A consortium led by Global (81% ownership) and several major Omani investment groups owns DPCO. The project will enhance the existing network of generation, transmission and distribution assets and is expected to add 200 MW of new generating capacity. The project achieved financial closure in September 2001 and construction on the project commenced in the same month. The project is expected to achieve commercial operation by March 2003. Total project cost is estimated at $277 million. Global's equity investment, including contingencies, is expected to be approximately $82 million.

      The Brazilian Consumer Association of Water and Energy has filed a lawsuit against Rio Grande Energia S.A. (RGE), a Brazilian distribution company (of which Global is a 32% owner), and two other utilities, claiming that certain value added taxes and the residential tariffs that are being charged by such utilities to their respective customers are illegal. RGE believes that its collection of the tariffs and value added taxes are in compliance with applicable tax and utility laws and regulations. While it is the contention of RGE that the claims are without merit, and that it has valid defenses and potential third party claims, an adverse determination could have a material adverse effect on our financial condition, results of operations and net cash flows.

      RGE is also currently engaged in a dispute with its regulator ANEEL which is seeking to mandate a reduction in RGE's fixed asset base due to a pre-privatization review of Companhia Estadual de Energia's (CEEE) asset base. This pre-privatization review was not brought to the attention of the bidders during the RGE privatization process. The result of such a decrease in RGE's fixed asset base would be a likely reduction in RGE's tariff of approximately $8 million during the next rate case as RGE's return on fixed assets would be above the accepted level. RGE is currently contesting the matter.

      We and our subsidiaries and equity method investees are involved in various legal actions arising in the normal course of business. We do not expect there will be material adverse effect on its financial statements as a result of these proceedings, although no assurances can be given.

NOTE 15. MINIMUM LEASE PAYMENTS

      Energy Holdings and its subsidiaries lease administrative office space and equipment under operating leases, which expire prior to the end of 2010. Total future minimum lease payments as of December 31, 2001 are:

                                                           (Millions of Dollars)
 2002 .................................................             $ 7
 2003 .................................................               6
 2004 .................................................               3
 2005 .................................................               3
 2006 .................................................               2
 Thereafter ...........................................               4
                                                                    ---
                                                                    ---
          Total minimum lease payments ................             $25
                                                                    ===

      Rent expense for 2001, 2000 and 1999 was approximately $4 million, $3 million and $3 million, respectively.

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16. PENSION AND OTHER POSTRETIREMENT BENEFIT AND SAVINGS PLANS

      Employees of Energy Holdings and its subsidiaries are participants in a non-contributory pension plan administered by PSEG. See Note 18. "Related Party Transactions", for Energy Holdings' funding requirements for the years ended 2001, 2000, and 1999.

      In addition, PSEG sponsors two defined contribution plans. Represented employees of Energy Holdings are eligible for participation in the PSEG Employee Savings Plan (Savings Plan) while all other employees of Energy Holdings are eligible for participation in PSEG's Thrift and Tax-Deferred Savings Plan (Thrift Plan). The two principal defined contribution plans are sponsored 401(k) plans to which eligible employees may contribute up to 25% of their compensation. Employee contributions up to 7% for Savings Plan participants and up to 8% for Thrift Plan participants are matched with employer contributions of cash or PSEG common stock equal to 50% of such employee contributions. For periods prior to March 1, 2002, employer contributions, related to participant contributions in excess of 5% and up to 7%, were made in shares of PSEG common stock for Thrift Plan participants. For periods prior to March 1, 2002, employer contributions, related to participant contributions in excess of 6% and up to 8%, were made in shares of PSEG common stock for Thrift Plan participants. Beginning on March 1, 2002, and thereafter, all employer contributions will be made in cash to each plan. PSEG billed Energy Holdings for its portion of employer contributions. The amount expensed for the matching provision of the plans was approximately $1 million for the years ended 2001, 2000, and 1999.

NOTE 17. FINANCIAL INFORMATION BY BUSINESS SEGMENTS

      Basis of Organization

      The reportable segments disclosed herein were determined based on a variety of factors including the way management organizes the segments within Energy Holdings for making operating decisions and assessing performance.

      Global

      Global earns  revenues from its investment in and operation of projects in
the   generation   and   distribution   of   energy,   both   domestically   and
internationally.

      Resources

      Resources earns revenues from its passive investments in leveraged leases, limited partnerships, leveraged buyout funds and marketable securities.

      Energy Technologies

      Energy Technologies realizes earnings/losses from constructing, operating and maintaining HVAC systems and providing energy-related engineering, consulting and mechanical contracting services to industrial and commercial customers in the Northeastern and Middle Atlantic United States. (See Note 4 - Discontinued Operations)

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other Activities

Information related to the segments of our business is detailed below:

                                                                                         Other
                                                                          Energy       Activities   Consolidated
                                               Global      Resources    Technologies      (A)          Total
                                               ------      ---------    ------------   ----------   ------------
                                                                       (Millions of Dollars)
For the year ended December 31, 2001
Total revenues ...........................     $   396      $   215      $    --        $     1      $   612
Depreciation and amortization(B) .........          11            4           --             --           15
Interest expense -- net ..................          78          100           --              2          180
Income taxes .............................          36           30           (1)            (4)          61
Equity in earnings of unconsolidated
   affiliates (C) ........................         143           55           --             --          198
EBIT(D) ..................................         233          200           (3)            (4)         426
Income before Income Taxes, Minority
   Interests, Discontinued Operations,
   Extraordinary Item, and Cumulative
   Effect of a Change in Accounting
   Principle .............................         155          100           (3)            (5)         247
Income Before Discontinued Operations,
   Extraordinary Item, and Cumulative
   Effect of a Change in Accounting
   Principle .............................         119           70           (2)            (2)         185
Income (Loss) from Discontinued
   Operations ............................           7           --          (16)            --           (9)
Income Before Cumulative Effect of a
   Change in Accounting Principle ........         126           70          (18)            (2)         176
Extraordinary Loss on Early Retirement
   of Debt ...............................          (2)          --           --             --           (2)
Cumulative Effect of a Change in
   Accounting Principle ..................           9           --           --             --            9
Segment earnings (loss) available to PSEG      $   116      $    64      $   (18)       $    (1)     $   161
                                               =======      =======      =======        =======      =======
As of December 31, 2001
   Total assets ..........................     $ 4,074      $ 3,026      $   290        $    50      $ 7,440
   Investments in equity method affiliates     $ 1,541      $   163      $     3        $    19      $ 1,726
                                               =======      =======      =======        =======      =======
For the year ended December 31, 2000
Total revenues ...........................     $   169      $   206      $    67        $     2      $   444
Depreciation and amortization(B) .........           1            5           --             --            6

Interest expense-- net ...................          53           79           --              2          134
Income taxes .............................          12           40           --             (3)          49
Equity in earnings of unconsolidated
   affiliates (C) ........................         157           13           --             --          170
EBIT(D) ..................................         124          190           (1)            (7)         306
Income before Income taxes, Minority
   Interests, and Discontinued Operations           69          111           (1)            (8)         171
Income Before Discontinued Operations ....          58           71           (1)            (5)         123
Income (Loss) from Discontinued
   Operations ............................          --           --           (9)            --           (9)
Segment earnings (loss) available to PSEG      $    40      $    65      $   (10)       $    (5)     $    90
                                               =======      =======      =======        =======      =======
As of December 31, 2000
  Total assets ...........................     $ 2,271      $ 2,565      $   312        $    49      $ 5,197
  Investments in equity method affiliates      $ 1,900      $   239      $    --        $    15      $ 2,154
                                               =======      =======      =======        =======      =======
For the year ended December 31, 1999
Total revenues ...........................     $   211      $   179      $    86        $    --      $   476

Depreciation and amortization(B) .........           1            1            1             --            3
Interest expense -- net ..................          48           46           --             --           94
Income taxes .............................          24           50           (2)            (3)          69
Equity in earnings of unconsolidated
  affiliates (C) .........................         129           78           --             --          207
EBIT(D) ..................................         118          169           (6)            (8)         273
Income before Income taxes, Minority
   Interests, and Discontinued Operations           69          123           (6)            (8)         178
Income Before Discontinued Operations ....          46           73           (4)            (5)         110
Income (Loss) from Discontinued
Operations ...............................          --           --           (2)            --           (2)
Segment earnings (loss) available to PSEG      $    28      $    66      $    (6)       $    (5)     $    83
                                               =======      =======      =======        =======      =======
As of December 31, 1999
  Total assets ...........................     $ 1,715      $ 2,096      $   252        $    53      $ 4,116
  Investments in equity method affiliates      $ 1,629      $   279      $    --        $     7      $ 1,915
                                               =======      =======      =======        =======      =======

      (A) Other Activities include amounts applicable to Energy Holdings (the parent), EGDC, PSEG Capital and intercompany eliminations.

      (B) Includes amounts reported in the Depreciation and amortization line of the Consolidated Statements of Income. Depreciation and amortization of PSCRC is included in Operations and Maintenance expense as indicated in Note 2. "Summary of Significant Accounting Policies."

      (C) Equity in earnings of unconsolidated affiliates is included in Income from joint ventures and partnerships and Net investment gains in the Consolidated Statements of Income.

      (D) EBIT includes operating income plus other income less minority interest.

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Geographic Information for Energy Holdings is disclosed below.

                                                         Revenues (A)
                                             -----------------------------------
                                                         December 31,
                                             -----------------------------------
                                              2001           2000          1999
                                             ------         ------        ------
                                                    (Millions of Dollars)
United States .....................           $244           $256          $327
Foreign Countries:
    Argentina .....................             85             14            17
    Netherlands ...................             84             83            65
    Chile .........................             77             21             9
    Peru ..........................             33             19             9
    England .......................             17             18            19
    Australia .....................             16              2             2
    Brazil ........................              7             18            20
    Other .........................             49             13             8
                                              ----           ----          ----
    Total Foreign .................            368            188           149
                                              ----           ----          ----
      Total .......................           $612           $444          $476
                                              ====           ====          ====

(A) Revenues are attributed to countries based on the locations of the investments.

                                                               Assets (B)
                                                       -------------------------
                                                               December 31,
                                                       -------------------------
                                                        2001               2000
                                                         (Millions of Dollars)
United States ............................             $2,676             $2,207
Foreign Countries:
    Netherlands ..........................                911                815
    Chile ................................                880                270
    Argentina ............................                737                470
    Peru .................................                520                250
    India (C) ............................                288                 51
    Brazil ...............................                282                295
    Tunisia ..............................                245                155
    Other ................................                901                684
                                                       ------             ------
    Total Foreign ........................              4,764              2,990
                                                       ------             ------
      Total ..............................             $7,440             $5,197
                                                       ======             ======

(B) Assets are comprised of investment in corporate joint ventures and partnerships that are accounted for under the equity method and companies in which we have a controlling interest for which the assets are consolidated on our financial statements. Amount is net of pre-tax foreign currency translation adjustment of $283 million and $225 million for the years ended December 31, 2001 and 2000, respectively.

(C) India includes assets classified as Current Assets of Discontinued Operations of $257 million and $18 million in 2001 and 2000, respectively.

      The table below reflects our investment exposure in Latin American countries.

                                                       Investment Exposure (C)
                                                      --------------------------
                                                              December 31,
                                                      --------------------------
                                                       2001                2000
                                                      ------              ------
                                                         (Millions of Dollars)
Argentina ..............................                $632              $622
Brazil .................................                 467               462
Chile ..................................                 542               180
Peru ...................................                 387               224
Venezuela ..............................                  53                51

(C) The investment exposure consists of invested equity plus equity commitment guarantees. The investment exposure in these Latin American countries is Global's.

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)

NOTE 18. RELATED PARTY TRANSACTIONS

      Operation and Maintenance and Development Fees

      Global provides operating, maintenance and other services to and receives management and guaranty fees from various joint ventures and partnerships in which it is an investor. Fees related to the development and construction of certain projects are deferred and recognized when earned. Income from these services of $3 million, $12 million, and $12 million were included in Revenues in the Consolidated Statements of Income for the years ended December 31, 2001, 2000, and 1999, respectively.

      Administrative Costs

      PSEG Services Corporation provides and bills administrative services to Energy Holdings on a monthly basis. These costs amounted to approximately $32 million, $19 million, and $11 million for 2001, 2000, and 1999, respectively. In addition, we were billed administrative overheads of $2 million by PSEG during 2000 and 1999. We were billed administrative overheads of an immaterial amount by PSEG during 2001.

      Employees of Energy Holdings and its subsidiaries are participants in a non-contributory pension plan administered by PSEG and are billed on a monthly basis based on funding requirements. Such billings amounted to approximately $2 million for the years ended December 31, 2001 and 1999. For the year ended December 31, 2000, we had no funding requirements of the pension plan.

      TIE Loans

      In April 1999, Global and its partner, Panda Energy International, Inc., established Texas Independent Energy, L.P. (TIE), a 50/50 joint venture, to develop, construct, own, and operate electric generation facilities in Texas. As of December 31, 2001, Global's investments in the TIE partnership include $165 million of loans that earn interest at an annual rate of 12% of which $88 million was repaid in February 2002 and $77 million will be repaid over the next 12 years. TIE's funding for these payments to Global were made from equity contributions of $44 million from Global and $44 million from Panda Energy.

      Foster Wheeler Ltd.

      We enter into a number of contracts with various suppliers, customers and other counterparties in the ordinary course of business. Certain contracts were entered into with subsidiaries of Foster Wheeler Ltd. E. James Ferland, PSEG Chairman of the Board, President and Chief Executive Officer, serves on the Board of Directors of Foster Wheeler. Richard J. Swift, who serves on PSEG's Board of Directors, was the President and Chief Executive Officer of Foster Wheeler Ltd. at the time the contract was entered into. The open commitment under the contracts is for approximately $124 million of engineering, procurement and construction services related to the development of certain generating facilities for Global. We believe that the contracts were entered into on commercial terms no more favorable than those available in an arms-length transaction from other parties and the pricing is consistent with that available from other third parties.

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)

NOTE 19. SELECTED QUARTERLY DATA (Unaudited)

      The information shown below, in our opinion, includes all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such amounts.

                                                                              Quarter Ended
                                                    ------------------------------------------------------------------
2001
                                                      March 31          June 30        September 30(1)    December 31
                                                    -------------     ------------    ----------------    ------------
                                                                          (Millions of Dollars)
Operating Revenues ..............................       $122               $88               $151            $ 251
Operating Income ................................        102                67                 91              171
Net Income Before Discontinued Operations,
    Extraordinary Item and Cumulative Effect of a
    Change in Accounting Principle ..............         56                25                 30               74
Income (Loss) from Discontinued Operations ......         (3)               (8)                (1)               3
Net Income Before Extraordinary Item and
    Cumulative Effect of a Change in Accounting
    Principle ...................................         53                17                 29               77
Extraordinary Loss on Early Retirement of Debt ..         (2)               --                 --               --
Cumulative Effect of a Change in Accounting
    Principle ...................................          9                --                 --               --
Net Income ......................................         60                17                 29               77
Earnings/(Losses) Available to PSEG .............         54                12                 23               72

                                                                              Quarter Ended
                                                     -----------------------------------------------------------------
2000

                                                      March 31          June 30       September 30(2)      December 31
                                                     ------------     ------------    ---------------      -----------
                                                                          (Millions of Dollars)
Operating Revenues .......................              $142               $80              $96               $126
Operating Income .........................                83                38               66                115
Net Income Before Discontinued Operations                 34                 4               27                 58
Income (Loss) from Discontinued Operations                (3)               (3)              --                 (3)
Net Income ...............................                31                 1               27                 55
Earnings/(Losses) Available to PSEG ......                25                (5)              21                 49

(1) In 2001, revenues include the consolidated results of certain investments at Global.

(2) Second quarter 2000 Earnings/(Losses) Available to PSEG includes a write-down to fair value of certain financial instruments, held by Resources, totaling $13 million on a pre-tax basis.

NOTE 20. SUBSEQUENT EVENTS

      Assets Held for Sale

      On August 24, 2001, Global entered into a Stock Purchase Agreement to sell its minority interests in certain assets located in Argentina to The AES Corporation (AES), the majority owner. The sale has not closed, pending receipt of certain lender consents and regulatory approvals.

      On February 6, 2002, AES notified Global that it was terminating the Stock Purchase Agreement. In the Notice of Termination, AES alleged that a Political Risk Event, within the meaning of the Stock Purchase Agreement, had occurred, by virtue of certain decrees of the Government of Argentina, thereby giving AES the right to terminate the Stock Purchase Agreement. Global disagrees that a Political Risk Event as defined in the Stock Purchase Agreement has occurred, and has so notified AES. Global will vigorously pursue its rights under the Stock Purchase Agreement if discussions between the parties do not successfully resolve the matter. PSEG cannot predict the ultimate outcome.

      As of December 31, 2001, Global had total investment exposure in Argentina of approximately $632 million. The investments include the following minority interests, with investment exposure of approximately $420 million, jointly owned by Global and AES, which are the subject of the Stock Purchase Agreement: a 30% interest in three Argentine electric distribution companies, EDEN, EDES, and EDELAP; a 19% share in the 650 MW power plant CTSN and a 33% interest in the 830 MW Parana power plant which began commercial operation in February 2002.

                            PSEG ENERGY HOLDINGS INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)

      In addition to these investments, Global also has $212 million of investment exposure with respect to its 90% interest in another Argentine company, EDEERSA, inclusive of $63 million of goodwill.

      As of the date of the Notice of Termination by AES, we had approximately $18 million of interest receivables due from AES, as provided for in the Stock Purchase Agreement.

      Functional Currency - Argentine Operations

      As of December 31, 2001, the functional currency of Global's Argentine distribution company, EDEERSA, was the US Dollar, as all revenues, most expenses and all financings were denominated in US Dollars or were linked to the US Dollar. As a US Dollar reporting entity, EDEERSA's monetary accounts denominated in Pesos, such as short-term receivables or payables, were re-measured into the US Dollar with a minimal impact to earnings. At December 31, 2001, our 90% share of EDEERSA's US dollar denominated debt was approximately $76 million. This debt is non-recourse to us and Global. Certain events, including proposed American Institute of Certified Public Accountants (AICPA) industry guidance, indicate that the functional currency of our Argentine operations will likely change to the Argentine Peso. In such an event, all monetary accounts denominated in US Dollars would be re-measured to the Argentine Peso, including the US Dollar denominated debt. This would result in a pre-tax loss of approximately $40 million. This potential loss would reduce our aggregate Argentine investment exposure of $632 million noted above, and is therefore not incremental. In addition to such potential impact on our earnings, the recorded amount of our net investment in EDEERSA would decrease by approximately $100 million due to a translation adjustment.

      For a further discussion of the potential Impacts of the Argentine social, political and economic crisis, see Note 14. "Commitments and Contingencies."

NOTE 21. SUBSEQUENT EVENTS

DSM Investments

      In the second quarter of 2002, we initiated a process for the sale of Energy Technologies businesses, including the demand side management (DSM) investments. Our intention was to dispose of the assets of these businesses through sales transactions. In the third quarter of 2002, we experienced unanticipated changes in market conditions with respect to the planned sale of the DSM investments and we have decided to continue to own and operate these investments and anticipate continued profitability. Because the fair value of DSM projects approximates their carrying value, no reduction in the recorded amount is anticipated. At September 30, 2002, we anticipate that all DSM investments will be reclassified from discontinued operations to continuing operations and the consolidated statements for all periods presented will be restated to reflect this reclassification.

FINANCIAL STATEMENT RESPONSIBILITY-- ENERGY HOLDINGS

      Management of Energy Holdings is responsible for the preparation, integrity and objectivity of the consolidated financial statements and related notes of Energy Holdings. The consolidated financial statements and related notes are prepared in accordance with generally accepted accounting principles. The financial statements reflect estimates based upon the judgment of management where appropriate. Management believes that the consolidated financial statements and related notes present fairly Energy Holdings' financial position and results of operations. Information in other parts of this Annual Report is also the responsibility of management and is consistent with these consolidated financial statements and related notes.

      The firm of Deloitte & Touche LLP, independent auditors, is engaged to audit Energy Holdings' consolidated financial statements and related notes and issue a report thereon. Deloitte & Touche's audit is conducted in accordance with generally accepted auditing standards. Management has made available to Deloitte & Touche all the corporation's financial records and related data, as well as the minutes of directors' meetings. Furthermore, management believes that all representations made to Deloitte & Touche during its audit were valid and appropriate.

      Management has established and maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded, and that transactions are executed in accordance with management's authorization and recorded properly for the prevention and detection of fraudulent financial reporting, so as to maintain the integrity and reliability of the financial statements. The system is designed to permit preparation of consolidated financial statements and related notes in accordance with generally accepted accounting principles. The concept of reasonable assurance recognizes that the costs of a system of internal accounting controls should not exceed the related benefits. Management believes the effectiveness of this system is enhanced by an ongoing program of continuous and selective training of employees. In addition, management has communicated to all employees its policies on business conduct, safeguarding assets and internal controls.

      The Internal Auditing Department of Services conducts audits and appraisals of accounting and other operations of PSEG and its subsidiaries and evaluates the effectiveness of cost and other controls and, where appropriate, recommends to management improvements thereto. Management has considered the internal auditors' and Deloitte & Touche's recommendations concerning the corporation's system of internal accounting controls and has taken actions that, in its opinion, are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that, as of December 31, 2001, the corporation's system of internal accounting controls was adequate to accomplish the objectives discussed herein.

      The Board of Directors of PSEG carries out its responsibility of financial overview through the Audit Committee of PSEG, which presently consists of six directors who are not employees of Energy Holdings or any of its affiliates. The PSEG Audit Committee meets periodically with management as well as with representatives of the internal auditors and Deloitte & Touche. The Audit Committee reviews the work of each to ensure that its respective responsibilities are being carried out and discusses related matters. Both the internal auditors and Deloitte & Touche periodically meet alone with the Audit Committee and have free access to the Audit Committee and its individual members at all times.

   Robert J. Dougherty, Jr.                          Miriam E. Gilligan
         President and                      Vice President-Finance and Treasurer
    Chief Operating Officer                    (Principal Financial Officer)

       Derek M. DiRisio
 Vice President and Controller
(Principal Accounting Officer)

February 15, 2002

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
PSEG Energy Holdings Inc.:

      We have audited the consolidated balance sheets of PSEG Energy Holdings Inc. and its subsidiaries (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the consolidated financial statement schedule listed in the Index in Item 14(B)(a). These consolidated financial statements and the consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the consolidated financial statement schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

      We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheets of the Company as of December 31, 1999, 1998, and 1997, and the related consolidated statements of income, stockholder's equity and cash flows for the years ended December 31, 1998 and 1997 (none of which are presented herein), and we expressed unqualified opinions on those consolidated financial statements.

      In our opinion, the information set forth in the Selected Financial Data under the caption "Operating Data", "Balance Sheet Data", and "Cash Flows", for each of the five years in the period ended December 31, 2001, presented in Item 6, is fairly stated in all material respects, in relation to the consolidated financial statements from which it has been derived.

      As discussed in Note 2 to the consolidated financial statements, on January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended.

DELOITTE & TOUCHE LLP

February 15, 2002
(March 7, 2002 as to Note 20 and
September 10, 2002 as to Notes 4 and 21)

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

      (b) The following document is filed as part of this report.

            a: Energy Holdings Financial Statement Schedule: Schedule II -- Valuation and Qualifying Accounts for each of the three years ended December 31, 2001.

SCHEDULE II

                                 ENERGY HOLDINGS
                Schedule II -- Valuation and Qualifying Accounts
                Years Ended December 31, 2001-- December 31, 1999

                                                Column B                Column C                   Column D         Column E
                                               ----------      ----------------------------       -----------      ----------
                                                                        Additions
                                                               ----------------------------
                                               Balance at      Charged to      Charged to                          Balance at
                                               beginning        cost and      ther accounts       Deductions-        end of
Description                                    of period        expenses        Describe           describe          Period
-----------                                    ----------      ----------     -------------       -----------      ----------
                                                                           (Millions of Dollars)
2001: (C)
Allowance for Doubtful Accounts..........       $   --           $   --         $    2(A)           $   --           $    2
Other Valuation Allowances...............           22               --             --                  --               22

2000: (C)
Other Valuation Allowances...............           22               --             --                  --               22

1999: (C)
Other Valuation Allowances...............           11               11(B)          --                  --               22

(A) Valuation allowances consolidated in connection with the acquisitions of SAESA and EDEERSA.

(B)   Increase in valuation allowances for certain properties held by EGDC.

(C) Energy Technologies had a balance of $5 million in its allowance for doubtful accounts as of December 31, 2001, December 31, 2000 and December 31, 1999. Such amounts have been reclassified as a component of discontinued operations.

Item 7. Financial Statements and Exhibits

--------------------------------------------------------------------------------
Exhibit Designation     Nature of Exhibit
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
99.1                    Certification  by E.  James  Ferland  pursuant  to Rules
                        13a-14 and 15d-14 of the 1934 Securities Exchange Act
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
99.2                    Certification  by E. James  Ferland  pursuant to Section
                        1350 of Chapter 63 of Title 18 of the United States Code
--------------------------------------------------------------------------------
99.3                    Certification  by Thomas M.  O'Flynn  pursuant  to Rules
                        13a-14 and 15d-14 of the 1934 Securities Exchange Act
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
99.4                    Certification  by Thomas M. O'Flynn  pursuant to Section
                        1350 of Chapter 63 of Title 18 of the United States Code
--------------------------------------------------------------------------------

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized:

                           PSEG Energy Holdings Inc.
                                  (Registrant)

      By:                       Derek M. DiRisio
      --------------------------------------------------
                                Derek M. DiRisio
                          Vice President and Controller
                         (Principal Accounting Officer)

Date: September 27, 2002